CONFORMED COPY

(Operation Number 41819)

REVOLVING LOAN AGREEMENT

between

CHS INC.

and

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

Dated 30 November, 2010

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS
Section 1.01. Section 1.02.	Definitions Interpretation

ARTICLE II — REPRESENTATIONS AND WARRANTIES
Section 2.01.
Section 2.02.
Section 2.03.
Section 2.04.
ARTICLE III — LOAN
Section 3.01.
Section 3.02.
Section 3.03.
Section 3.04.
Section 3.05.
Section 3.06.
Section 3.07.
Section 3.08.
Section 3.09.
Section 3.10.
Section 3.11.
Section 3.12.
Section 3.13.
Section 3.14.
Section 3.15.
Section 3.16.
Section 3.17.
Representations Regarding the Core Business
Representations Regarding the Borrower
Representations Regarding the Agreements
Acknowledgement and Repetition

Amount and Currency
Disbursements
Suspension and Cancellation
Charges, Commissions and Fees
Interest
Default Interest
Market Disruption
Repayment
Prepayment
Payments
Insufficient Payments
Taxes
Unwinding Costs
Increased Costs
Illegality
Mitigation
Loan Account

ARTICLE IV — CONDITIONS PRECEDENT
Section 4.01. Section 4.02.	First Disbursement All Disbursements

ARTICLE V — AFFIRMATIVE COVENANTS
Section 5.01. Section 5.02. Section 5.03. Section 5.04. Section 5.05. Section 5.06. Section 5.07. Section 5.08. Section 5.09. Section 5.10. Section 5.11. Section 5.12. Section 5.13.	Project Implementation
Maintenance and Continuity of Business
Environmental and Social Compliance
Insurance
Accounting
Continuing Governmental and Other Authorisations
Working capital
Compliance with Other Obligations
Taxes
Financial Ratios
Further Documents
Costs and Expenses
Furnishing of Information

ARTICLE VI — NEGATIVE COVENANTS
Section 6.01. Section 6.02. Section 6.03. Section 6.04.	Transactions with Related Parties Changes in Business, Capital and Charter Sale of Assets; Merger Fraud and Corruption

ARTICLE VII — EVENTS OF DEFAULT
Section 7.01. Section 7.02.	Events of Default Consequences of Default

ARTICLE VIII — MISCELLANEOUS
Section 8.01.Term of Agreement
Section 8.02.Entire Agreement; Amendment and Waiver
Section 8.03.Notices
Section 8.04.English Language
Section 8.05.Financial Calculations
Section 8.06.Rights, Remedies and Waivers
Section 8.07.Indemnification
Section 8.08.Governing Law
Section 8.09.Arbitration and Jurisdiction
Section 8.10.Privileges and Immunities of EBRD
Section 8.11.Waiver of Sovereign Immunity
Section 8.12.Successors and Assigns; Third Party Rights
Section 8.13.Disclosure
Section 8.14.Counterparts
SCHEDULES SCHEDULE 1 - SCHEDULE 2 - EXHIBITS EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E	- - - - -
DEFINITIONS AND GUIDELINES FOR
PRIVATE SECTOR OPERATIONS (FRAUD
AND CORRUPTION)
LIST OF SUBSIDIARIES

FORM OF DISBURSEMENT APPLICATION
FORM OF CERTIFICATE OF INCUMBENCY
AND AUTHORITY
FORM OF SUPPLEMENTARY NOTICE
FORM OF REPORTING TEMPLATE RELATING
TO THE COMPLIANCE OF THE BORROWER
WITH ENVIRONMENTAL AND SOCIAL LAWS
FORM OF COMPLIANCE CERTIFICATE

REVOLVING LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated 30 November, 2010 between CHS Inc., a cooperative corporation organised and existing under the laws of the State of Minnesota, the United States of America (the “Borrower”), and the EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation formed by treaty (“EBRD”).

ARTICLE I — DEFINITIONS

Section 1.01. Definitions

Wherever used in this Agreement (including the Exhibits and any Schedules), unless the context otherwise requires, the following terms have the following meanings:

“Adjusted Consolidated
Funded Debt”
means all Consolidated Funded Debt of the
Borrower and its Consolidated Subsidiaries, plus
the net present value of Operating Leases of the
Borrower and its Consolidated Subsidiaries as
discounted by a rate of 8.0% per annum.

“Adjusted Consolidated
Equity”
means the amount of equity accounts plus (or
minus in the case of a deficit) the amount of
surplus and retained earnings accounts of the
Borrower and its Consolidated Subsidiaries and
non-controlling interests, provided that the
total amount of intangible assets of the
Borrower and its Consolidated Subsidiaries
(including, without limitation, unamortised debt
discount and expense, deferred charges and
goodwill) included therein shall not exceed USD
30,000,000 (and to the extent such intangible
assets exceed USD 30,000,000, they will not be
included in the calculation of Adjusted
Consolidated Equity); all as determined in
accordance with Generally Accepted Accounting
Principles.

“Affiliate”	means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.

“Amortisation”	means the total amortisation of the Borrower and its Consolidated Subsidiaries as measured in accordance with Generally Accepted Accounting Principles.

“Auditors”	means such firm of independent accountants as the Borrower may from time to time appoint as its auditors in accordance with Section 5.05.

“Authorisation”
means any consent, registration, filing,
agreement, notarisation, certificate, license,
approval, permit, authority or exemption from,
by or with any Governmental Authority, whether
given or withheld by express action or deemed
given or withheld by failure to act within any
specified time period and all corporate,
creditors’ and shareholders’ approvals or
consents.

“Availability Period”	means:
(a) in relation to the Tranche 1 Loan, the period commencing on the date of this Agreement; and
(b) in relation to the Tranche 2 Loan, the period commencing on 1 July 2011,

and, in each case, terminating on the earlier of
the date falling three months prior to the Final
Maturity Date and the date the obligation of
EBRD to make Disbursements hereunder terminates
in accordance with the terms of this Agreement.

“Business Day”
means a day on which commercial banks are open
for the transaction of general business
(including dealings in foreign exchange and
foreign currency deposits) in London, England
and on which commercial banks and foreign
exchange markets settle payments in the Loan
Currency in New York City, United States of
America .

“Capital Lease”
means any lease of property (whether real,
personal or mixed) by a Person which has been or
should be, in accordance with Generally Accepted
Accounting Principles, reflected on the balance
sheet of such Person as a capital lease.

“Charter”
means, in respect of any company, corporation,
partnership, enterprise or other entity, its
charter, founding act, articles of incorporation
and bylaws, memorandum and articles of
association, statutes or similar instrument.

“CHS Europe”	means CHS Europe S.A., a company incorporated under the laws of Switzerland (company number CH-660-1876007-7), which is a fully-owned Subsidiary of the Borrower.

“CHS Ukraine”	means CHS Ukraine LLC, a company incorporated under the laws of Ukraine (company number 35704808), which is a fully-owned Subsidiary of CHS Europe.

“Coercive Practice”
means the impairing or harming, or threatening
to impair or harm, directly or indirectly, any
party or the property of the party to influence
improperly the actions of a party, as this term
is interpreted in accordance with the EBRD
Anti-Corruption Guidelines.

“Cofina”	means, collectively, Cofina Financial, LLC, and each of its Subsidiaries.

“Collusive Practice”
means an arrangement between two or more parties
designed to achieve an improper purpose,
including influencing improperly the actions of
another party, as this term is interpreted in
accordance with the EBRD Anti-Corruption
Guidelines.

“Commitment Period”
means the period commencing on the date of this
Agreement and terminating on the earlier of the
date falling on the third anniversary of the
date of this Agreement and the date the
obligation of EBRD to make Disbursements
hereunder terminates in accordance with the
terms of this Agreement.

“Compliance Certificate”	means a certificate of the chief financial officer of the Borrower acceptable to EBRD and in the form attached hereto as Exhibit E.

“Consolidated Cash Flow”
means for any period, the sum of (a) earnings
before income taxes of the Borrower and its
Consolidated Subsidiaries for such period
determined on a consolidated basis in accordance
with Generally Accepted Accounting Principles
(excluding, in the case of any non-wholly owned
Consolidated Subsidiary, the portion of earnings
attributable to holders of the equity interests
of such Consolidated Subsidiary, other than the
Borrower or a Consolidated Subsidiary); plus (b)
amounts that have been deducted in the
determination of such earnings before income
taxes for such period for (i) Consolidated
Interest Expense for such period, (ii)
Depreciation for such period, (iii) Amortisation
for such period, and (iv) extraordinary and/or
one-time non-cash losses for such period; minus
(c) the amounts that have been included in the
determination of such earnings before income
taxes for such period for (i) extraordinary
gains, (ii) extraordinary and/or one-time
income, (iii) non-cash patronage income, and
(iv) non-cash equity earnings in joint ventures.

“Consolidated Funded Debt”
means, as to Borrower and its Consolidated
Subsidiaries: (a) Debt that is classified as
long term debt in accordance with Generally
Accepted Accounting Principles, that is, without
duplication (i) Debt for borrowed money, (ii)
Debt upon which such entity customarily pays
interest, or (iii) Debt which is secured by a
lien on property, and (b) without duplication
(i) long term rental payments under Capital
Leases, (ii) obligations with respect to letters
of credit which support long-term debt and with
expiration dates in excess of one year from the
date of issuance thereof and (iii) guarantees
which support long-term debt.

“Consolidated Interest
Expense”	means for any period, all interest expense of the Borrower and its Consolidated Subsidiaries, as determined in accordance with Generally Accepted Accounting Principles.

“Consolidated Net Worth”
means, for any period, the amount of equity
accounts plus (or minus in the case of a
deficit) the amount of surplus and retained
earnings accounts of the Borrower and its
Consolidated Subsidiaries, excluding (i)
accumulated other comprehensive income (or loss)
and (ii) non-controlling interests, all as
determined in accordance with Generally Accepted
Accounting Principles.

“Consolidated Subsidiary”	means any Subsidiary whose accounts are consolidated with those of the Borrower in accordance with Generally Accepted Accounting Principles.

“Core Business”
means the sourcing, storage, transportation and
sale of agricultural commodities, including,
without limitation, grains, oilseeds, and feed,
crop nutrients and crop protection products, and
the management of related infrastructure or as
may be agreed in writing with EBRD from time to
time.

“Corrupt Practice”
means the offering, giving, receiving or
soliciting, directly or indirectly, anything of
value to influence improperly the actions of
another party, as this term is interpreted in
accordance with the EBRD Anti-Corruption
Guidelines.

“Country of Operation”	means Russia, Ukraine, Serbia, Slovakia, Hungary, Romania, Bulgaria, Kazakhstan and Turkey.

“Debt”	means as to any Person:

(a)  indebtedness or liability of such Person
for borrowed money, or for the deferred purchase
price of property or services (including trade
obligations);
(b)  obligations of such Person as lessee under
Capital Leases;
(c)  obligations of such Person arising under
bankers’, or trade acceptance facilities, or
reimbursement obligations for drawings made
under letters of credit;
(d)  all guarantees, endorsements (other than
for collection or deposit in the ordinary course
of business), and other contingent obligations
of such Person (i) to purchase any of the items
included in this definition, (ii) to provide
funds for payment, (iii) to supply funds to
invest in any other Person, (iv) otherwise to
assure a creditor of another Person against loss
or (v) with respect to letters of credit (in
each case, without duplication);
(e)  all obligations secured by a lien on
property owned by such Person, whether or not
the obligations have been assumed; and
(f)  all obligations of such Person under any
agreement providing for an interest rate swap,
cap, cap and floor, contingent participation or
other hedging mechanisms with respect to
interest payable on any of the items described
in this definition;
provided that (i) Debt of a Consolidated
Subsidiary of the Borrower shall exclude such
obligations and guarantees, endorsements and
other contingent obligations and guaranties of
such Consolidated Subsidiary if owed or
guaranteed by such Consolidated Subsidiary to
the Borrower or a wholly owned Consolidated
Subsidiary of the Borrower, (ii) Debt of the
Borrower shall exclude such obligations and
guarantees, endorsements and other contingent
obligations if owed or guaranteed by the
Borrower to a wholly owned Consolidated
Subsidiary of the Borrower and (iii) Debt of the
Borrower shall exclude any unfunded obligations
which may exist now and in the future in the
Borrower’s pension plans.

“Default”	means any Event of Default or any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

“Default Interest
Determination Date”	means the date two London Banking Days prior to the first day of the relevant Default Interest Period (or, at EBRD’s option, the first day of such Default Interest Period).

“Default Interest Period”
means, with respect to any amount overdue under
this Agreement, a period commencing on the day
on which such payment becomes due or, as the
case may be, on the last day of the previous
Default Interest Period with respect to such
overdue amount, and ending on a Business Day
selected by EBRD.

“Depreciation”	means the total depreciation of the Borrower and its Consolidated Subsidiaries as measured in accordance with Generally Accepted Accounting Principles.

“Disbursement”	means the disbursement of any portion of the Loan from time to time pursuant to Section 3.02 or, as the context may require, the principal amount thereof from time to time outstanding.

“Dollars”, “USD” or “$”	means the lawful currency of the United States of America.

“EBRD Anti-Corruption
Guidelines”	means EBRD’s Definitions and Guidelines for Private Sector Operations (Fraud and Corruption) attached hereto as Schedule 1.

“EBRD Project”	means any activity or project which EBRD has financed or committed to finance.

“EBRD Resources”	means ordinary capital resources of EBRD.

“EDGAR system”
means the Electronic Data Gathering, Analysis,
and Retrieval system which performs automated
collection, validation, indexing, acceptance,
and forwarding of submissions by companies and
others who are required by law to file forms
with the U.S. Securities and Exchange
Commission.

“Environmental and
Social Law”	means any applicable law or regulation which relates to:

(a)  pollution or protection of the environment,
including related laws or regulations relating
to public access to information and
participation in decision-making;
(b)  labour and employment conditions;
(c)  occupational health and safety;
(d)  public health, safety and security; or
(e)  resettlement or economic displacement of
persons.

“Environmental and
Social Matter”	means any matter that is the subject of any Environmental and Social Law.

“EPH Closing”	means the closing by the Borrower, or any Subsidiary of the Borrower, on the purchase of certain assets directly or indirectly owned by East Point Holdings, Ltd.

“Event of Default”	means any one of the events or occurrences specified in Section 7.01.

“Final Maturity Date”	means the date falling on the third anniversary of the date of this Agreement.

“Financial Statements”
means the consolidated financial statements
(including balance sheet, income statement,
statement of changes in equity, cash flow
statement and notes, comprising a summary of
significant accounting policies and other
explanatory notes) of the Borrower prepared in
accordance with Generally Accepted Accounting
Principles.

“Financial Year”
means the period commencing each year on 1
September and ending on the following 31 August,
or such other period as the Borrower may, with
EBRD’s consent, from time to time designate as
the accounting year of the Borrower.

“Financing Agreements”	means:

(a)  this Agreement;
(b)  a Supplementary Notice;
(c)  the Disbursement applications referred to
in Section 3.02, and
(d)  any other agreements entered into between
the Borrower or any other party and EBRD and
notices, certificates and applications issued by
the Borrower or any other party to EBRD in each
case in connection with this Agreement or the
transactions contemplated by this Agreement.

“Financing Plan”	means the plan for financing the Project as set forth in Section 2.01(c).

“Fiscal Quarter”	means each three (3) month period beginning on the first day of each of the following months:
September, December, March and June.

“Fraudulent Practice”
means any act or omission, including a
misrepresentation, that knowingly or recklessly
misleads, or attempts to mislead, a party to
obtain a financial or other benefit or to avoid
an obligation, as this term is interpreted in
accordance with the EBRD Anti-Corruption
Guidelines.

“Generally Accepted
Accounting Principles”	means accounting principles generally accepted in the United States of America and consistently applied.

“Governmental Authority”
means the government of any country, or of any
political subdivision thereof, whether state,
regional or local, and any agency, authority,
branch, department, regulatory body, court,
central bank or other entity exercising
executive, legislative, judicial, taxing,
regulatory or administrative powers or functions
of or pertaining to government or any
subdivision thereof (including any
supra-national bodies), and all officials,
agents and representatives of each of the
foregoing.

“Interbank Rate”
means for each Disbursement, the offered rate
per annum for deposits in the Loan Currency
which appears on the Reference Page as of 11:00
a.m., London time, on the relevant Interest
Determination Date for the period which equals
the duration of such Interest Period (or if no
such rate appears on the Reference Page for a
period equal to the duration of such Interest
Period but rates (“Reference Rates”) do appear
on the Reference Page both for a period that is
shorter than and for a period that is longer
than the duration of such Interest Period, the
Interbank Rate shall be the rate (rounded
upward, if necessary, to four decimal places)
that would be applicable for a period equal to
the duration of such Interest Period as
determined through the use of straight-line
interpolation by reference to the Reference Rate
that appears on the Reference Page for the
period that is the next shorter in length than
the duration of such Interest Period and the
Reference Rate that appears on the Reference
Page for the period that is the next longer in
length than the duration of such Interest
Period);

provided that if, for any reason, the Interbank
Rate cannot be determined at such time by
reference to the Reference Page, the Interbank
Rate for such Interest Period shall be the rate
per annum which EBRD determines to be the
arithmetic mean (rounded upward, if necessary,
to four decimal places) of the offered rates per
annum for deposits in the Loan Currency in an
amount comparable to the portion of the Loan
scheduled to be outstanding during such Interest
Period for a period equal to such Interest
Period which are quoted to leading banks in the
London interbank market as advised to EBRD by at
least two major banks active in the London
interbank market selected by EBRD.

“Interest
Determination Date”	means, for any Interest Period, the date two London Banking Days prior to the first day of such Interest Period.

“Interest Payment Date”
means, in relation to a Disbursement, the last
day of the Interest Period relating to that
Disbursement; provided, however, that, if any
Interest Payment Date would otherwise fall on a
day which is not a Business Day, such Interest
Payment Date shall be changed to the next
succeeding Business Day in the same calendar
month or, if there is no succeeding Business Day
in the same calendar month, the immediately
preceding Business Day.

“Interest Period”
means, for any Disbursement, the period
commencing on the date of such Disbursement and
having a duration of three, six or nine months,
the duration of such Interest Periods to be
selected by the Borrower in its application for
such Disbursement in accordance with Section
3.02.

“Lien”
means any mortgage, pledge, charge, privilege,
priority, hypothecation, encumbrance,
assignment, lien, attachment, set-off or other
security interest of any kind or any other
agreement or arrangement having the effect of
conferring security upon or with respect to, or
any segregation of or other preferential
arrangement with respect to, any present or
future assets, revenues or rights, including,
any designation of loss payees or beneficiaries
or any similar arrangement under any insurance
policy.

“Loan”
means the maximum principal amount of the loan
provided for in Section 3.01, collectively, the
Tranche 1 Loan and the Tranche 2 Loan or, as the
context may require, the principal amount
thereof from time to time outstanding.

“Loan Currency”	means the currency in which the Loan is denominated as set forth in Section 3.01.

“Local Subsidiaries”
CHS Ukraine and any other direct or indirect
Subsidiary of the Borrower to be established or
acquired, directly or indirectly, by the
Borrower in any Country of Operation and whose
operations are aligned with the Core Business.

“London Banking Day”	means a day on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Margin”	means, for the Loan, 1.25% per annum.

“Market Disruption Event”	means:

(a)  on the Interest Determination Date for the
relevant Interest Period or the Default Interest
Determination Date for the relevant Default
Interest Period, the Reference Page is not
available and none or only one of the major
banks active in the London interbank market
supplies a rate to EBRD to determine the
Interbank Rate for the Loan Currency for the
relevant Interest Period or the default interest
rate for the Loan Currency for the relevant
Default Interest Period, as the case may be; or
(b)  before close of business in London on the
Interest Determination Date for the relevant
Interest Period or the Default Interest
Determination Date for the relevant Default
Interest Period, (1) EBRD determines that the
cost to EBRD or (2) EBRD receives notification
from one or more Participants whose aggregate
participations in the Loan exceed 35% of the
Loan that the cost to such Participant(s), as
the case may be, of obtaining matching deposits
in the London interbank market would be in
excess of the Interbank Rate.

“Material Adverse Effect”	means a material adverse effect on:

(a)  the ability of the Borrower to perform or
comply with any of its obligations under any
Financing Agreement;
(b)  the legality, validity, enforceability and
binding nature of any Financing Agreement or the
legal rights, remedies and priorities of EBRD
under any of the Financing Agreements; or
(c)  the Borrower’s business, operations,
property, financial condition or prospects.

“Operating Lease”	means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.

“Participant”	means a person from whom EBRD receives a formal commitment to acquire a Participation through the execution of, or the accession to, a participation agreement with EBRD.

“Participation”	means a participation in the Loan or, as the context may require, in a Disbursement.

“Person(s)”
means any individual, sole proprietorship,
partnership, joint venture, trust,
unincorporated organisation, association,
corporation, limited liability company,
cooperative association, institution, government
or governmental agency (whether national,
federal, state, provincial, country, city,
municipal or otherwise, including without
limitation, any instrumentality, division,
agency, body or department thereof) or other
entity.

“Potential Event of Default”	means any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

“Prepayment Trigger Event”	has the meaning given to it in Section 3.09(b).

“Prohibited Practice”	means any Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice.

“Project”
means the provision of financing to the Borrower
to be onlent to the Local Subsidiaries to be
used by such Local Subsidiaries for seasonal
working capital and the Local Subsidiaries’ crop
origination and trading operations in the
Country of Operation.

“Reference Page”
means the display of London interbank offered
rates of major banks for deposits in the Loan
Currency designated as page LIBOR01 on Reuters
services (or such other page as may replace page
LIBOR01 on Reuters services for the purpose of
displaying London interbank offered rates for
deposits in the Loan Currency).

“Sub-Loan Agreements”
means, collectively, all of the agreements as
have been entered as at the date hereof or to be
entered into between the Borrower and CHS
Europe, or between the Borrower and the relevant
Local Subsidiary, or between the CHS Europe and
the relevant Local Subsidiary, as the case may
be, pursuant to which the proceeds of the Loan
will be on-lent to CHS Europe and/or the
relevant Local Subsidiary for the purposes of
the Project, which agreements shall be in form
and substance satisfactory to EBRD.

“Subsidiary”	means, with respect to any entity, any other entity over 50% of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

“Supplementary Notice”	means the notice to be delivered by the Borrower pursuant to Section 5.13(d)(1).

“Tax” or “Taxes”	means any tax, royalty, stamp or other duty, assessment, levy, charge, value added tax, or impost of any nature whatsoever (including any related penalty or interest) imposed under any law.

“Tranche 1 Loan”	means the maximum principal amount of the loan provided for in Section 3.01(1) or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche 2 Loan”	means the maximum principal amount of the loan provided for in Section 3.01(2) or, as the context may require, the principal amount thereof from time to time outstanding.

Section 1.02. Interpretation

(a) In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

(b) In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

(c) In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

(d) In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

(f) In this Agreement, a Default or a Prepayment Trigger Event is outstanding or continuing until it has been remedied or waived by EBRD in writing.

(g) In this Agreement, a reference to a document being “in the Agreed Form” means that the form of such document has been agreed by the parties hereto and that a copy thereof has been initialled for the purpose of identification by EBRD and the Borrower.

(h) In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(i) In this Agreement, any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted.

(j) In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(k) In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

ARTICLE II — REPRESENTATIONS AND WARRANTIES

Section 2.01.Re	presentations Regarding the Core Business

The Borrower represents	and warrants as follows:

(a) Core Business. The Local Subsidiaries do not conduct or undertake any business other than the Core Business.

(b) Estimated Project Costs. As of the date of this Agreement, the total estimated peak cost of the Project is approximately USD 435,000,000 as follows:

Item
Aggregate estimated peak working capital needs of the Local Subsidiaries	up to USD 435,000,000
Total Project Cost	up to USD 435,000,000

(c) Financing Plan. The anticipated sources of financing of the Project are as follows:

For 2010/2011 season
Existing facilities	up to USD 290,000,000
EBRD loans (Tranche 1 Loan)	up to USD 40,000,000
Total	up to USD 330,000,000
For 2011/2012 season
Existing facilities	up to USD 290,000,000
EBRD loans (Tranche 1 Loan and Tranche 2 Loan)	up to USD 120,000,000
Total	up to USD 410,000,000
For 2012/2013 season
Existing facilities	up to USD 290,000,000
EBRD loans (Tranche 1 Loan and Tranche 2 Loan)	up to USD 120,000,000
Total	up to USD 410,000,000

Section 2.02.Representations Regarding t	he Borrower

The Borrower represents and warrants as follows:

(a) Incorporation. The Borrower is a cooperative corporation, duly organised, validly existing, and, if applicable, in good standing under the laws of the State of Minnesota, the United States of America and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns or will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project.

(b) Subsidiaries. The Borrower has no Subsidiaries other than the Subsidiaries listed in Schedule 2. Each of CHS Europe and the Local Subsidiaries is duly organised, validly existing, and, if applicable, in good standing under the laws of the jurisdiction in which it is organised and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns or will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project, except to the extent that failure to be in good standing and be registered could not reasonably be expected to have a Material Adverse Effect.

(c) Directors and Officers. As of the date of this Agreement, the Directors of the Borrower are: Bruce Anderson, Donald Anthony, Robert Bass, David Bielenberg, Dennis Carlson, Curt Eischens, Steven Fritel, Jerry Hasnedl, David Kayser, Randy Knecht, Greg Kruger, Michael Mulcahey, Richard Owen, Steve Riegel, Daniel Schurr, Michael Toelle, the President and Chief Executive Officer of the Borrower is John Johnson, and the Executive Vice President and Chief Financial Officer of the Borrower is John Schmitz.

(d) Financial Statements. The consolidated balance sheet of the Borrower as at 31 August 2010 and the related consolidated income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes, of the Borrower for the Financial Year ending on that date, certified by the Auditors, present fairly in all material respects the consolidated financial position, financial performance and cash flows of the Borrower as of the date of such balance sheet and for the period covered by such income statement, statement of changes in equity and cash flow statement and were prepared in accordance with Generally Accepted Accounting Principles. The Borrower had, as of the date of such balance sheet, no material contingent obligations, liabilities for Taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheet or the notes thereto. Since the date of such balance sheet, the Borrower has not suffered any Material Adverse Effect, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation except under the Financing Agreements.

(e) Title to Assets. The Borrower owns and has good and marketable title to all of the assets, the ownership of which is reflected in its most recent balance sheet referred to in Section 2.02(d) or which are necessary for the implementation of the Project except for defects in title which could not be reasonably expected to have a Material Adverse Effect.

(f) Compliance with Law. The Borrower is not in violation of any law applicable to it and presently in effect, except to the extent that any violation could not reasonably be expected to have a Material Adverse Effect. To the best of the Borrower’s knowledge, no law has been proposed or is expected which may have a Material Adverse Effect. All tax returns and reports of the Borrower, CHS Europe and each Local Subsidiary required by law to be filed have been duly filed and all Taxes upon the Borrower, CHS Europe and each Local Subsidiary, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest, except to the extent that any failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance with all applicable laws concerning money laundering. Neither the Borrower nor CHS Europe nor any Local Subsidiary nor any officers, directors, authorised employees, Affiliates, agents or representatives of the Borrower, CHS Europe or any Local Subsidiary has committed or engaged in, with respect to the Project, or any transactions contemplated by this Agreement, any Prohibited Practice.

(g) No Default. Neither the Borrower nor CHS Europe nor any Local Subsidiary is in default under any agreement, obligation or duty to which it is a party or by which it or any of its properties or assets is bound which could reasonably be expected to have a Material Adverse Effect and there exists no Default or a Prepayment Trigger Event.

(h) Environmental and Social Compliance. The Borrower and its businesses, operations, assets, equipment, property, leaseholds and other facilities are in compliance with the provisions of all applicable Environmental and Social Laws relating to the Project, except to the extent that any violation could not reasonably be expected to have a Material Adverse Effect. The Borrower has been issued all required Authorisations which are material for the Project and relating to, and has received no complaint, order, directive, claim, citation or notice from any Governmental Authority or other person with respect to the Project involving: (1) air emissions, (2) discharges to surface water or ground water, (3) noise emissions, (4) solid or liquid waste disposal, (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances, (6) labour and employment conditions, (7) occupational health and safety and (8) public health, safety and security.

(i) Litigation. Neither the Borrower nor CHS Europe nor any Local Subsidiary is engaged in, or, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which might have a Material Adverse Effect.

Section 2.03.Representations Regarding th	e Agreements

The Borrower represents and warrants as follows:

(a) Corporate Power. The Borrower has the corporate power to enter into, and perform its obligations under, the Financing Agreements to which it is a party.

(b) Due Authorisation; Enforceability; No Conflict. The Financing Agreements to which the Borrower is a party have been duly authorised by the Borrower. This Agreement has been duly executed by the Borrower and this Agreement constitutes, and the other Financing Agreements to which the Borrower is a party, when executed and delivered, will constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganisation, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity. The making of the Financing Agreements and the compliance with the terms thereof:

(1) will not result in violation of the Borrower’s Charter or any provision contained in any law applicable to the Borrower;

(2) will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its assets is bound; and

(3) will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

(c) Governmental Authorisations. No Authorisations from any Governmental Authority are required for the due execution, delivery or performance by the Borrower of any Financing Agreement, or the validity or enforceability thereof, or for the carrying out of the Project or the carrying on of the business of the Borrower as it is carried on or is contemplated to be carried on.

(d) Pari Passu Ranking. The Borrower’s payment obligations under the Financing Agreements rank at least pari passu with claims of all of its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by laws applicable to companies generally.

(e) Taxes. There is no Tax of any Governmental Authority of the United States of America to be imposed on or by virtue of the execution, delivery or performance of any Financing Agreement or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in the United States of America.

Section 2.04. Acknowledgement and Repetition

(a) The Borrower acknowledges that it has made the representations and warranties contained in Sections 2.01, 2.02 and 2.03 with the intention of inducing EBRD to enter into this Agreement and that EBRD has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. The Borrower warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading or which would or might reasonably be expected to affect the judgement of a prospective lender regarding lending to the Borrower, CHS Europe or any Local Subsidiary.

(b) Any representation or warranty given hereunder which specifies that such representation and warranty is provided hereunder “as of the date of this Agreement” shall only be given on the date of this Agreement and shall not be deemed to be repeated hereafter in connection with any Disbursement made pursuant to this Agreement. In respect of all other representations and warranties provided in this Article II, such representations and warranties shall be deemed to be repeated on submission of each Disbursement request and on each Disbursement date by reference to the facts and circumstances then existing.

ARTICLE III — LOAN

Section 3.01. Amount and Currency

On and subject to the terms and conditions of this Agreement, EBRD agrees to lend to the Borrower, on a revolving basis, an amount not to exceed USD 120,000,000 consisting of:

(1) the Tranche 1 Loan in an amount not to exceed USD 40,000,000; and

(2) the Tranche 2 Loan in an amount not to exceed USD 80,000,000.

Section 3.02. Disbursements

(a) Subject to Section 3.03 and Article IV, the Loan shall be disbursed by EBRD from time to time on any Business Day during the Availability Period in one or more Disbursements and having a duration of three, six or nine months, as selected by the Borrower in its application for such Disbursement. The Borrower may request a Disbursement by submitting to EBRD an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to EBRD, at least ten Business Days prior to the proposed date of such Disbursement. Such application shall, unless EBRD otherwise agrees, be irrevocable and binding on the Borrower.

(b) Disbursements (other than a Disbursement of the entire undisbursed amount of the Loan) shall be made in amounts of not less than USD 5,000,000 and in integral multiples of USD 5,000,000 and in any case not exceeding (together with the amount of any other Disbursement proposed to be made on the same date) the maximum principal amount of the Loan as of the date of such Disbursement.

(c) The Borrower may not have more than ten Disbursements outstanding at any time and no Disbursement may be requested by, and shall be made to, the Borrower for an Interest Period ending after the Final Maturity Date.

Section 3.03. Suspension and Cancellation

(a) From time to time, EBRD may, by notice to the Borrower, suspend or cancel the right of the Borrower to all or any portion of any further Disbursements:

(1) if an Event of Default has occurred and is continuing;

(2) if a Prepayment Trigger Event has occurred and is continuing; or

(3) if the Board of Governors of EBRD has decided in accordance with Article 8, paragraph 3, of the Agreement Establishing the European Bank for Reconstruction and Development that access by any Country of Operation to EBRD Resources should be suspended or otherwise modified, provided that EBRD may allow the Borrower to utilise such further Disbursements for the purposes of the Project and onlend the proceeds thereof to its Local Subsidiaries in any other Country of Operation which remains eligible to access EBRD Resources.

Upon the issuance of such notice by EBRD, the right of the Borrower to further Disbursements shall be suspended or cancelled as indicated in the notice. The exercise by EBRD of the right of suspension shall not preclude EBRD from exercising its right of cancellation as provided in this Section 3.03, either for the same or another reason, and shall not limit any other rights of EBRD under the Financing Agreements.

(b) The Borrower shall have the right, if it gives EBRD not less than five (5) Business Days’ prior written notice, to cancel this Agreement at any time on or before 10 February 2011 if the EPH Closing does not occur on or before 31 January 2011 without further liability or obligation of the Borrower to EBRD but subject to the payment of any amounts due and payable to EBRD under this Agreement.

(c) Unless otherwise provided for in this Agreement, the Borrower shall have the right at any time, on not less than 30 days’ notice to EBRD, to cancel in whole or in part the then unutilised portion of the commitment of EBRD to make a Disbursement under this Agreement (the “Commitment”); provided that:

(1) the Borrower shall pay to EBRD on the date of cancellation all accrued commitment charges on the cancelled portion of the Commitment and all other amounts due and payable hereunder; and

(2) in the case of a partial cancellation of the Commitment, such cancellation shall be in an amount of not less than USD 5,000,000.

Any such notice of cancellation shall be irrevocable and binding on the Borrower. No portion of the Commitment which is cancelled by the Borrower may be reinstated.

Section 3.04. Charges, Commissions and Fees

(a) The Borrower shall pay to EBRD during the Commitment Period a commitment charge at the rate of 0.5% per annum on so much of the Tranche 1 Loan as has not, from time to time, been disbursed to the Borrower or cancelled and 0.1% per annum until the date of the first Disbursement of the Tranche 2 Loan rising to 0.5% per annum thereafter, in each case, on so much of the Tranche 2 Loan as has not, from time to time, been disbursed to the Borrower or cancelled. The commitment charge shall accrue from day to day, from the date which is 30 days after the date of this Agreement. The commitment charge shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 360-day year and shall be due and payable semi-annually in arrears starting on the date falling six (6) months after the date of this Agreement, provided that that last payment will be made on last date of the Availability Period.

(b) The Borrower shall pay to EBRD a front-end commission of:

(1) 0.75% of the Tranche 1 Loan on the earlier of the date falling (i) three (3) Business Days prior to the first Disbursement of the Tranche 1 Loan and (ii) sixty (60) days after the date of this Agreement;

(2) 0.1% of the Tranche 2 Loan on the earlier of the date falling (i) three (3) Business Days prior to the first Disbursement of the Tranche 2 Loan and (ii) sixty (60) days after the date of this Agreement; and

(3) 0.65% of the Tranche 2 Loan on or before the first Disbursement of the Tranche 2 Loan.

(c) The Borrower shall pay to EBRD a disbursement charge of 0.5% of the Tranche 2 Loan. Such disbursement charge shall be due and payable on or before the first Disbursement of the Tranche 2 Loan.

(d) The charges, commissions and fees referred to in this Section 3.04 are non-refundable and are exclusive of any Tax which might be chargeable in connection with such charges, commissions or fees. If any such Tax becomes chargeable, the Borrower shall pay such Tax to EBRD at the same time that the relevant charge, commission or fee becomes due and payable.

Section 3.05. Interest

(a) Except as provided in Section 3.06 the Borrower shall pay interest on the principal amount of each Disbursement of the Loan from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin for the Loan and, subject to Section 3.07, the Interbank Rate for such Interest Period.

(b) Interest shall:

(1) accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

(2) be calculated on the basis of the actual number of days elapsed and a 360-day year; and

(3) be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period.

(c) Except as otherwise provided in Section 3.07, on each Interest Determination Date, EBRD shall determine the interest rates applicable during the relevant Interest Period and promptly give notice thereof to the Borrower. Each determination by EBRD of the interest rate applicable to any portion of the Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

Section 3.06. Default Interest

(a) If the Borrower fails to pay when due any amount payable by it under this Agreement, the overdue amount shall bear interest at a rate equal to the sum of:

(1) 2.0% per annum;

(2) the Margin for the Loan; and

(3) the interest rate per annum offered in the London interbank market on the Default Interest Determination Date for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if a Market Disruption Event has occurred, the rate which expresses as a percentage rate per annum the cost to EBRD and each Participant of funding its respective portion of the Loan from whatever source EBRD or such Participant(s) may reasonably select (or at the option of EBRD and such Participant(s), the relevant Interbank Rate, if available).

(b) Default interest shall:

(1) accrue from day to day from the due date to the date of actual payment, after as well as before judgement, if any;

(2) be calculated on the basis of the actual number of days elapsed and a 360-day year;

(3) be compounded at the end of each Default Interest Period; and

(4) be due and payable forthwith upon demand.

(c) Each determination by EBRD of the interest rates applicable to overdue amounts and of Default Interest Periods shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

Section 3.07. Market Disruption

(a) If a Market Disruption Event occurs, EBRD shall promptly notify the Borrower. If EBRD notifies the Borrower of the occurrence of a Market Disruption Event, interest shall accrue on the Loan at a rate equal to the sum of:

(1) the Margin for the Loan; and

(2) the rate which expresses as a percentage rate per annum the cost to EBRD and each Participant of funding its respective portion of the Loan from whatever source EBRD or such Participant(s) may reasonably select (or, at the option of EBRD and such Participant(s), the relevant Interbank Rate, if available), as notified by EBRD to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of the relevant Interest Period, until EBRD has given notice to the Borrower that the Market Disruption Event has ceased to exist.

(b) If a Market Disruption Event has occurred, EBRD shall have the right, in its discretion, to change the duration of any relevant Interest Period by sending to the Borrower a written notice thereof. Any such change to an Interest Period shall take effect on the date specified by EBRD in such notice.

(c) Notwithstanding Section 3.07(a), if a Market Disruption Event occurs and EBRD or the Borrower so requires, within five Business Days of the notification by EBRD pursuant to Section 3.07(a) above, EBRD and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan. Any alternative basis so agreed shall take effect in accordance with its terms and replace the interest rate then in effect pursuant to Section 3.07(a) above. If agreement cannot be reached, the Borrower may prepay the Loan on the next Interest Payment Date in accordance with Section 3.09(a).

Section 3.08. Repayment

(a) The Borrower shall repay each Disbursement on the last day of the Interest Period for such Disbursement, provided that no Disbursement shall be outstanding beyond the Final Maturity Date. Amounts of the Loan repaid during the Availability Period may be re-borrowed hereunder.

(b) Without limiting the obligations of the Borrower under Section 3.08(a), if a Disbursement is scheduled to be repaid on a date which is also a date on which a Disbursement (a “Rollover Disbursement”) is proposed to be made, the Borrower hereby irrevocably authorises and instructs EBRD to apply the proceeds of such Rollover Disbursement to repay a corresponding amount of the principal of the Disbursement which is scheduled to be repaid, provided that no Rollover Disbursement may be requested or made to the Borrower if the proceeds of the Disbursement which is scheduled to be repaid have been used for the purposes other than those stipulated in the Disbursement application relating to that Disbursement and the Borrower has failed to deliver to EBRD a Supplementary Notice in accordance with the terms of this Agreement in connection with an alternative use of such proceeds.

(c) The dates for repayment of Disbursement are intended to coincide with Interest Payment Dates relating to such Disbursement. If any Interest Payment Date is affected by the proviso to the definition of “Interest Payment Date,” then the corresponding date for payment of principal shall be changed to coincide with such Interest Payment Date.

Section 3.09. Prepayment

(a) The Borrower shall have the right at any time, on not less than ten (10) Business Days’ prior notice to EBRD, to prepay all or any part of a Disbursement then outstanding (but if in part, being an amount of not less than USD 5,000,000) before the last day of the Interest Period for that Disbursement; provided that the Borrower shall pay to EBRD at the same time all accrued interest and other amounts payable on the principal amount of the Disbursement to be prepaid and all other amounts due and payable hereunder, including, without limitation, any amounts under Section 3.13. Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the Disbursement in accordance with the terms thereof. The Borrower may not deliver more than one (1) notice per month under this Section 3.09(a).

(b) If any of the following events or circumstances occurs (each a “Prepayment Trigger Event”):

(1) covenants: the Borrower or any other party (other than EBRD) fails to perform in a timely manner any of its obligations under any Financing Agreement or any other agreement between the Borrower and EBRD, the failure to perform such obligation is not referred to elsewhere in this Section 3.09(b) and, if capable of remedy, such failure to perform has continued for a period of 30 days after written notice thereof has been given to the Borrower by EBRD;

(2) representations: any representation or warranty made or confirmed by the Borrower, CHS Europe or the Local Subsidiaries in any Financing Agreement was false or misleading in any material respect when made or repeated and, if capable of remedy, such false or misleading representation or warranty remains unremedied for a period of 30 days after written notice thereof has been given to the Borrower by EBRD;

(3) nationalisation: any Governmental Authority condemns, nationalises, seizes or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower, CHS Europe, any Local Subsidiary or of its share capital, or acquires majority ownership of the Borrower, CHS Europe or any Local Subsidiary, or takes any action for the dissolution or disestablishment of the Borrower, CHS Europe or any Local Subsidiary or any action that would prevent the Borrower, CHS Europe, any Local Subsidiary or its officers from carrying on its business or operations or a substantial part thereof;

(4) financial debt: the failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterised as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterised as Capital Leases; provided that no such failure will be deemed to be an Prepayment Trigger Event hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least USD 25,000,000;

(5) ineligibility for EBRD financing: in accordance with EBRD’s Enforcement Policy and Procedures, EBRD shall have determined that the Borrower, CHS Europe, the Local Subsidiaries or an Affiliate of the Borrower, CHS Europe or any Local Subsidiary has engaged in a Prohibited Practice in relation to an EBRD Project and the Borrower shall be included on EBRD’s list of persons or entities ineligible to be awarded an EBRD-financed contract or for EBRD funding, as such list may be found at http://www.ebrd.org/pages/about/principles/integrity.shtml (or any successor website or location);

(6) cross default: the Borrower is in default (however described) under any other financing agreement with EBRD; or

(7) Material Adverse Effect: any circumstance or event occurs which, in the reasonable opinion of EBRD, is likely to have a Material Adverse Effect,

then (1) the Borrower shall promptly notify EBRD upon becoming aware of the event(s) or circumstance(s) referred to above, (2) EBRD shall not be obliged to fund a Disbursement, (3) EBRD or the Borrower may send a prepayment and cancellation notice to the other and the Borrower shall be entitled, within five (5) Business Days of the delivery of such notice, to prepay the Loan together with such other amounts that are due and payable and which are outstanding as at such date, and (4) upon delivery of such prepayment and cancellation notice pursuant to this Section 3.09(b), the rights of the Borrower to any Disbursement shall be immediately cancelled.

Section 3.10. Payments

(a) All payments of principal, interest, charges, commissions, fees, expenses and any other amounts due to EBRD under this Agreement shall be made, without set-off or counterclaim, in the Loan Currency (or, in the case of costs and expenses of EBRD, in the currency in which such costs and expenses were incurred), for value on the due date, to such account in New York City, the United States of America or such other place as EBRD may from time to time designate by notice to the Borrower.

(b) The sums to be disbursed by EBRD to the Borrower hereunder shall be payable in the Loan Currency for value, unless otherwise agreed by the Borrower and EBRD, on the value date requested by the Borrower in its Disbursement application and to such correspondent account in New York City, the United States of America as the Borrower may designate in its Disbursement application (with instructions to transfer such sums, at the Borrower’s risk and expense, to such account as the Borrower may designate in its Disbursement application).

(c) If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, then such payment shall instead be due on the next succeeding Business Day in the same calendar month or, if there is no succeeding Business Day in the same calendar month, the immediately preceding Business Day.

(d) EBRD shall have the right, to the fullest extent permitted by law, to set off any amount owed by EBRD to the Borrower, whether or not matured, against any amount then due and payable by the Borrower under any Financing Agreement, whether or not EBRD has demanded payment by the Borrower of such amount and regardless of the currency or place of payment of either such amount. EBRD shall have the right, to the fullest extent permitted by law, to deduct from the proceeds of any Disbursement any charges, commissions, fees, expenses and other amounts then due and payable by the Borrower to EBRD under any Financing Agreement.

Section 3.11. Insufficient Payments

(a) If EBRD at any time receives less than the full amount then due and payable to it under this Agreement, EBRD shall have the right to allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as EBRD in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

(b) The Borrower shall indemnify EBRD against any losses resulting from a payment being received, or a claim being filed or an order or judgement being given, hereunder in a currency or place other than the currency and place specified in Section 3.10(a). The Borrower shall pay such additional amount as is necessary to enable EBRD to receive, after conversion to such currency at a market rate and transfer to such place, the full amount due to EBRD hereunder in the currency and at the place specified in Section 3.10(a).

Section 3.12. Taxes

(a) The Borrower shall pay or cause to be paid, or reimburse EBRD on demand for, all present and future Taxes, now or at any time hereafter levied or imposed by any Governmental Authority of any jurisdiction out of which or through which payments hereunder are made, on or in connection with the payment of any amounts due to EBRD under this Agreement.

(b) All payments of principal, interest and other amounts due to EBRD under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, however, that, in the event that the Borrower is prevented by operation of law or otherwise from making such payments free and clear of such deductions or withholdings, the principal, interest or other amount (as the case may be) due under this Agreement shall be increased to such amount as may be necessary to remit to EBRD the full amount it would have received had such payment been made without such deductions or withholdings.

(c) The provisions of Sections 3.12(a) and 3.12(b) shall not apply to Taxes, to the extent that such Taxes arise as a direct consequence of a Participation having been acquired by a Participant whose principal office is located in the Country of Operation or by the permanent office or establishment in the Country of Operation of a Participant.

Section 3.13. Unwinding Costs

(a) If, for any reason (including, without limitation, an acceleration pursuant to Section 7.02), any portion of the Loan becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

(1) the interest which would have accrued on such portion of the Loan from the date on which such portion of the Loan has become due and payable to the last day of the then current Interest Period at a rate equal to the Interbank Rate for such Interest Period;

exceeds:

(2) the interest which EBRD would be able to obtain if it were to place an amount equal to such portion of the Loan on deposit with a leading bank in the London interbank market for the period commencing on the date on which such portion of the Loan has become due and payable and ending on the last day of the then current Interest Period.

(b) If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

(1) the interest which would have accrued on such overdue amount from the date of receipt of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Section 3.06(a)(3) for such Default Interest Period;

exceeds:

(2) the interest which EBRD would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the London interbank market for the period commencing on the Business Day immediately following the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

(c) The Borrower shall forthwith upon notice from EBRD reimburse EBRD for any costs, expenses and losses incurred by EBRD or any Participant, and not otherwise recovered by EBRD under Sections 3.13(a) and 3.13(b), as a result of the occurrence of an Event of Default, a change in the duration of any relevant Interest Period pursuant to Section 3.07(b), a change in the basis for determining the rate of interest pursuant to Section 3.07(c), prepayment of any portion of the Loan on a date other than the last day of an Interest Period, failure by the Borrower to pay any amount when due hereunder, failure by the Borrower to borrow in accordance with a Disbursement application submitted pursuant to Section 3.02 or failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Section 3.09.

(d) A certificate of EBRD as to any amount payable under this Section 3.13 shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of EBRD to contain manifest error.

Section 3.14. Increased Costs

The Borrower shall, from time to time on demand of EBRD, reimburse EBRD for any net incremental costs to EBRD of making or maintaining, or committing to make, the Loan or to any Participant of acquiring or maintaining its Participation which result from the introduction of, or any change in, any applicable law or any applicable guideline or policy (whether or not having the force of law), or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, subsequent to the date of this Agreement. A certificate of EBRD or such Participant as to the amount of such net incremental costs shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of EBRD to contain manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to reimburse EBRD for any such net incremental costs which are a direct consequence of a Participation having been acquired by a Participant whose principal office is located in the Country of Operation or by the permanent office or establishment of a Participant in the Country of Operation.

Section 3.15. Illegality

Notwithstanding anything in this Agreement, if it is or becomes unlawful in any jurisdiction for EBRD to make, maintain or fund the Loan or perform any of its obligations under this Agreement or for any Participant to maintain or fund its Participation, then:

(1) upon request by EBRD, the Borrower shall, on the next Interest Payment Date or such earlier date as EBRD may specify, prepay that portion of the principal amount of the Loan which EBRD notifies to the Borrower as being affected by such change, together with all accrued interest and other amounts payable thereon; and

(2) upon notice from EBRD, any portion of the Loan which EBRD notifies to the Borrower as being affected by such change and which has not theretofore been disbursed shall be cancelled immediately.

Section 3.16. Mitigation

(a) If, in respect of EBRD or a Participant, circumstances arise which would, or with the giving of notice would, result in:

(1) any Taxes, duties and fees or other charges becoming payable under Section 3.12, or

(2) any increased cost becoming payable under Section 3.14, or

(3) any prepayment or cancellation under Section 3.15,

then EBRD will take (and request a Participant to take) such reasonable steps as may be practicable to mitigate the effects of such circumstances provided always that EBRD will be under no obligation to take (or request that such Participant take) such reasonable steps if such action would be materially adverse to the interests of EBRD or that Participant.

(b) Section 3.16(a) above, does not in any way limit the obligations of the Borrower or any other party to any Financing Agreement.

Section 3.17. Loan Account

EBRD shall open and maintain on its books an account in the Borrower’s name showing the Disbursements and repayments thereof and the computation and payment of interest, charges, commissions, fees and other amounts due and sums paid hereunder. Such account shall be final, conclusive and binding on the Borrower as to the amount at any time due from the Borrower hereunder, absent manifest error.

ARTICLE IV — CONDITIONS PRECEDENT

Section 4.01. First Disbursement

The obligation of EBRD to make the first Disbursement shall be subject to the prior fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the following conditions precedent:

(a) Financing Agreements. EBRD shall have received duly executed originals of all the Financing Agreements.

(b) Charters. EBRD shall have received certified copies of the Charters (and, if relevant, certificates of registration and good standing) of the Borrower and any other parties to the Financing Agreements, each as amended to date.

(c) Corporate Authorisations. EBRD shall have received certified copies of all corporate (including, if required, shareholder) Authorisations necessary for the due execution, delivery and performance of the Financing Agreements, and any other documents in implementation thereof, by the Borrower and, at the request of EBRD, any other parties thereto and for the transactions contemplated thereby, including the authorisations of the persons signing the Financing Agreements to sign such documents and to bind the respective parties thereby.

(d) Specimen Signatures. EBRD shall have received a certificate of incumbency and authority of the Borrower substantially in the form of Exhibit B.

(e) Governmental and Other Authorisations. EBRD shall have received certified copies of all Authorisations, including creditors’ consents, necessary for the execution, delivery and performance of the Financing Agreements by the Borrower and, at the request of EBRD, any other parties thereto and for the transactions contemplated thereby, including:

(1) the borrowing by the Borrower under this Agreement;

(2) the carrying out of the Project and the Financing Plan;

(3) the remittance to EBRD of all monies payable in respect of the Financing Agreements; and

(4) the carrying on of the Project as it is presently carried on and is contemplated to be carried on;

other than any Authorisation of a routine or minor nature which is not necessary for the implementation of the Project at the time of the proposed Disbursement or which may only be obtained as the Project progresses or after construction is completed and in each case which is customarily granted in due course after timely application, and in respect of which the Borrower is not aware of any reason for it being unable to obtain in due course such Authorisation.

(f) Insurance. EBRD shall have received an original insurance certificate from the Borrower’s insurer or insurance broker showing that all insurance policies and endorsements required pursuant to Section 5.04 are in full force and effect.

(g) Process Agent Appointments. EBRD shall have received written confirmation from the agents for service of process appointed by the Borrower pursuant to the Financing Agreements of their acceptances of such appointments.

(h) Legal Opinions. EBRD shall have received the following legal opinions regarding such matters incident to the transactions contemplated by the Financing Agreements as EBRD reasonably requests:

(1) the in-house opinion of the Borrower;

(2) the opinion of Fabyanske, Westra, Hart & Thomson, P.A., special United States counsel to EBRD; and

(3) the opinion of Orrick, Herrington & Sutcliffe (Europe) LLP, special English counsel to EBRD.

Section 4.02. All Disbursements

The obligation of EBRD to make any Disbursement shall also be subject to the fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the conditions that, on the date of the Borrower’s application for such Disbursement and on the date of such Disbursement:

(a) Continuing Validity of Documents. All agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 shall be in full force and effect and unconditional (except for this Agreement having become unconditional, if that is a condition of any such agreement, document or instrument).

(b) Representations and Warranties. The representations and warranties made or confirmed by the Borrower in the Financing Agreements shall be true on and as of such dates with the same effect as though such representations and warranties had been made on and as of such dates.

(c) No Default or Prepayment Trigger Event. No Default or Prepayment Trigger Event shall have occurred and be continuing or shall, in the reasonable opinion of EBRD, be imminent and the Borrower shall not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including this Agreement) or by which the Borrower is bound or any law applicable to the Borrower.

(d) No Material Adverse Change. Nothing shall have occurred which, in the reasonable opinion of EBRD, might have a Material Adverse Effect.

(e) Use of Proceeds. The proceeds of such Disbursement shall be needed by the Borrower for the purposes of the Project and EBRD shall have received such evidence as to the proposed utilisation of the proceeds of such Disbursement and the utilisation of the proceeds of any prior Disbursement as EBRD reasonably requests.

(f) Fees and Expenses. EBRD shall have received payment of all amounts due and owing to it under the Financing Agreements, including all fees and expenses described in Section 3.04 and Section 5.12.

(g) Disbursement Application. EBRD shall have received an original of the Borrower’s timely application for such Disbursement substantially in the form of Exhibit A which shall include, without limitation:

(1) information about the identity and status of a Local Subsidiary to which the proceeds of such Disbursement will be onlent in accordance with this Agreement and the application Sub-Loan Agreement(s);

(2) information about the amount of working capital required by that Local Subsidiary for the purposes of its Core Business;

(3) information about the Sub-Loan Agreement(s) pursuant to which the proceeds of the Disbursement will be onlent to that Local Subsidiary;

(4) the representations and warranties by the Borrower that:

(A) it and the relevant Local Subsidiary have corporate power to enter into and perform their respective obligations under the relevant Sub-Loan Agreement(s);

(B) it and the relevant Local Subsidiary have obtained all Authorisations in respect of the applicable Sub-Loan Agreement(s);

(C) the obligations expressed to be assumed by it and by the relevant Local Subsidiary in the applicable Sub-Loan Agreement(s) constitute valid and legally binding and enforceable obligations of the Borrower and of that Local Subsidiary;

(D) the entry into and performance by it and by the relevant Local Subsidiary of the obligations under the applicable Sub-Loan Agreement(s) will not conflict with the Borrower’s or the relevant Local Subsidiary’s Charter, any law or regulation applicable to any of them or any agreement or instrument to which the Borrower or such Local Subsidiary is a party or by which the Borrower or such Local Subsidiary or any of their assets is bound; and

(E) the payment obligations of the relevant Local Subsidiary under the applicable Sub-Loan Agreement(s) rank at least pari passu with claims of all of its other unsecured creditors of that Local Subsidiary, except for claims mandatorily preferred by laws applicable to companies generally.

(h) Other. EBRD shall have received such other documents and legal opinions as EBRD may reasonably request.

ARTICLE V — AFFIRMATIVE COVENANTS

Unless EBRD otherwise agrees in writing:
Section 5.01.	Project Implementation

The Borrower shall apply the proceeds of the Loan only for purposes of the Project.

Section 5.02. Maintenance and Continuity of Business

(a) The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence in good standing under the laws of its state of organisation. The Borrower shall, and shall cause each Subsidiary to, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties, except to the extent that failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each Subsidiary to, conduct its business in compliance with all applicable laws, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect or otherwise have a material adverse effect on the interests of EBRD as a lender.

(c) The Borrower shall, at all times, comply with all money laundering laws.

Section 5.03. Environmental and Social Compliance

The Borrower shall, and shall cause any contractor to, carry out the Project in accordance with the applicable Environmental and Social Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Insurance

The Borrower shall maintain, and cause each Local Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to EBRD, in such amounts (including deductibles and self insurance retention levels) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that the Borrower may, to the extent permitted by applicable law, provide for appropriate self-insurance with respect to workers’ compensation. The Borrower shall provide EBRD with certificates of insurance (or other evidence of insurance acceptable to EBRD) evidencing the continuation or renewal of insurance coverage required by this Section, within ten (10) days following the scheduled date of expiration thereof (before giving effect to such continuation or renewal). At the request of EBRD, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to EBRD. The Borrower agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.

Section 5.05. Accounting

(a) The Borrower shall maintain books of account and other records adequate to present fairly in all material respects the consolidated financial position, financial performance and cash flows of the Borrower and its Local Subsidiaries and the results of its operations (including the progress of the Project) in conformity with Generally Accepted Accounting Principles.

(b) The Borrower shall maintain as auditors of the Borrower a firm of independent public accountants of nationally recognised standing in its country of incorporation selected by the Borrower and reasonably acceptable to EBRD.

Section 5.06. Continuing Governmental and Other Authorisations

The Borrower shall obtain and maintain in force (or, where appropriate, renew) all Authorisations required for the purposes described in Sections 4.01(c) and 4.01(e), subject, however, to the exceptions set forth therein. The Borrower shall perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, such Authorisations, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect or otherwise have a material adverse effect on the interests of EBRD as a lender.

Section 5.07. Working capital

Without prejudice to the generality of Section 5.01, the Borrower shall procure that:

(a) any working capital or other loans or advances (including, without limitation, the proceeds of any Disbursement) as extended from time to time by the Borrower to CHS Europe or to any Local Subsidiary for the purposes of the Project shall be extended or made solely through the Sub-Loan Agreements and if any working capital or other loans or advances are made by the Borrower to CHS Europe for the purposes of the Project, the Borrower shall procure that CHS Europe on-lends the proceeds of such working capital or other loans or advances to the relevant Local Subsidiaries solely through the Sub-Loan Agreements;

(b) at any time, the aggregate principal amount of the Loan outstanding does not exceed 35% of the total working capital needs of the Local Subsidiaries; and

(c) all Sub-Loan Agreements shall be maintained in full force and effect and that the Borrower and the other parties thereto perform their obligations under, and not commit any breach of or default under, any such Sub-Loan Agreements.

Section 5.08. Compliance with Other Obligations

The Borrower shall comply with all material agreements to which it is a party or by which it or any of its properties or assets is bound except where failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 5.09. Taxes

(a) The Borrower shall pay when due all of its Taxes, including any Taxes against any of its properties, other than Taxes which are being contested in good faith and by proper proceedings and as to which adequate reserves have been set aside for the payment thereof, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall make timely filings of all Tax returns and governmental reports required to be filed or submitted under any applicable law, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall pay all Taxes payable on, or in connection with, the execution, issue, delivery, registration or notarisation of any Financing Agreement or any other document related to this Agreement . Upon notice from EBRD, the Borrower shall pay to EBRD, or reimburse EBRD for, an amount equal to any such Taxes levied on or paid by EBRD.

Section 5.10.Financi	al Ratios

The Borrower shall maintain the following financial covenants:

(a) Minimum Consolidated Net Worth. The Borrower shall at all times and measured as of the end of each Fiscal Quarter, a Consolidated Net Worth equal to or greater than USD 2,500,000,000.

(b) Consolidated Funded Debt to Consolidated Cash Flow. Borrower shall have at all times and measured as at the end of each Fiscal Quarter, a ratio of Consolidated Funded Debt divided by Consolidated Cash Flow, as measured on the previous consecutive four Fiscal Quarters, of no greater than 3.00 to 1.00.

(c) Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity. Borrower shall not permit the ratio of Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity to exceed at any time 0.80 to 1.00.

Section 5.11. Further Documents

The Borrower shall execute all such other documents and instruments and do all such other acts and things as EBRD may determine are necessary or desirable to give effect to the provisions of the Financing Agreements and to cause the Financing Agreements to be duly registered, notarised and stamped in any applicable jurisdiction. The Borrower hereby irrevocably appoints and constitutes EBRD as the Borrower’s true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Borrower in order to carry out the provisions hereof .

Section 5.12. Costs and Expenses

(a) The Borrower shall, whether or not any Disbursement is made, pay to EBRD or as EBRD may direct, within 30 days of EBRD furnishing to the Borrower the invoice therefor (but, in any event, on or prior to the first Disbursement in the case of costs and expenses incurred and invoiced to the Borrower prior to the date of the first Disbursement), all out-of-pocket costs and expenses (including, travel expenses and the fees and expenses of outside counsel to EBRD and all other financial, accounting, engineering, environmental and social, insurance and other consulting fees and expenses) incurred by EBRD in connection with:

(1) the assessment, preparation, negotiation and arrangement of the Loan by EBRD;

(2) the preparation, review, negotiation, execution and, where appropriate, registration and notarisation of the Financing Agreements and any other documents related thereto;

(3) the giving of any legal opinions hereunder; and

(4) the administration and monitoring of the Financing Agreements, including visits by EBRD’s environmental and social staff.

(b) The Borrower shall pay to EBRD or as EBRD may direct, on demand, all fees, costs and expenses (including, legal fees and expenses) incurred by EBRD:

(1) in the determination of whether there has occurred a Default or a Prepayment Trigger Event;

(2) in respect of the preservation or enforcement of any of its rights under any Financing Agreement and the collection of any amount owing to EBRD; and

(3) in connection with the assessment, preparation, review, negotiation, execution and, where appropriate, registration and notarisation of any amendment to or waiver of any Financing Agreement or any other document related thereto.

Section 5.13. Furnishing of Information

(a) As soon as available but, in any event, within 55 days after the end of each quarter of each Financial Year (except the last Fiscal Quarter of the Borrower’s Financial Year), the Borrower shall furnish to EBRD:

(1) the following financial statements or other information concerning the operations of the Borrower and its Subsidiaries for such Fiscal Quarter, the Financial Year to date, and for the corresponding periods of the preceding Financing Year, all prepared in accordance with Generally Accepted Accounting Principles consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as EBRD may reasonably request. Delivery to EBRD within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection other than clause (d) hereof. The Borrower shall be deemed to have complied with this Section if such financial statements are delivered to EBRD by electronic mail, or in the case of the Form 10-Q EBRD is advised by electronic mail from the Borrower that the Form 10-Q is available on the EDGAR system.

(2) a statement from an authorised officer of the Borrower confirming (i) the outstanding amount of working capital financing in the Local Subsidiaries, (ii) that the proceeds of each Disbursement have been applied for the purposes of the Project either as set out in the Disbursement application or as set out in the Supplementary Notice, (iii) the level of the outstanding Loan in relation to the total working capital financing of the Local Subsidiaries and (iv) compliance with the financial ratios set out in Section 5.10.

(b) As soon as available but, in any event, within 130 days after the end of each Financial Year, the Borrower shall furnish to EBRD one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for the Borrower and its Subsidiaries, showing in comparative form the figures for the previous Financial Year, all in reasonable detail, prepared in conformance with Generally Accepted Accounting Principles consistently applied and certified without qualification by PricewaterhouseCoopers, or other independent public accountants of nationally recognised standing selected by the Borrower and satisfactory to the EBRD. Delivery to EBRD within the time period specified above of copies of the Borrower’s Annual Report on Form 10-K as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection if accompanied by the required unqualified accountant’s certification. The Borrower shall be deemed to have complied with this Section if such financial statements are delivered to EBRD by electronic mail, or in the case of the Form 10-K EBRD is advised by electronic mail from the Borrower that the Form 10-K is available on the EDGAR system, in each case accompanied by an electronic copy of the signed Compliance Certificate.

(c) As soon as available but, in any event, within 130 days after the end of each Financial Year, the Borrower shall furnish to EBRD, in the form of the reporting template attached hereto as Exhibit D, information on compliance by the Borrower with Environmental and Social Laws in relation to the Project.

(d) The Borrower shall promptly notify EBRD of:

(1) any proposed change to the use of the proceeds of any Disbursement, provided that such change is always compliant with Section 5.01 by delivering to EBRD a notice substantially in the form of Exhibit C (the “Supplementary Notice”) which shall include, without limitation:

(A) information about an alternative use of the proceeds of such Disbursement and information about the identity and status of a Local Subsidiary to which the Borrower proposes to onlend the proceeds of such Disbursement;

(B) information about the amount of working capital required by that Local Subsidiary for the purposes of its Core Business;

(C) information about the Sub-Loan Agreement(s) to which that Local Subsidiary is a party and pursuant to which the proceeds of the Disbursement will be onlent to it;

(D) the representations and warranties by the Borrower that:

(i) it and such Local Subsidiary have corporate power to enter into and perform their respective obligations under the relevant Sub-Loan Agreement(s);

(ii) it and such Local Subsidiary have obtained all Authorisations in respect of the relevant Sub-Loan Agreement(s);

(iii) the obligations expressed to be assumed by it and by the Local Subsidiary in the relevant Sub-Loan Agreement(s) constitute valid and legally binding and enforceable obligations of the Borrower and of that Local Subsidiary;

(iv) the entry into and performance by it and by that Local Subsidiary of the obligations under the relevant Sub-Loan Agreement(s) will not conflict with the Borrower’s or that Local Subsidiary’s Charter, any law or regulation applicable to any of them or any agreement or instrument to which any of them is a party or by which the Borrower or that Local Subsidiary or any of their assets is bound; and

(v) the payment obligations of that Local Subsidiary under the relevant Sub-Loan Agreement(s) rank at least pari passu with claims of all of its other unsecured creditors of that Local Subsidiary, except for claims mandatorily preferred by laws applicable to companies generally;

(2) any claim made by the Borrower under any insurance policy; and

(3) any event or condition (including, any pending or threatened litigation, arbitration or administrative proceeding and any damage to or destruction of Project facilities) which might have a Material Adverse Effect.

(e) Immediately upon the occurrence of any Default or a Prepayment Trigger Event, the Borrower shall give EBRD notice thereof by facsimile transmission specifying the nature of such Default or Prepayment Trigger Event and any steps the Borrower is taking to remedy the same.

(f) Immediately upon the occurrence of any incident or accident relating to the Borrower or the Project which has or is likely to have a significant adverse effect on the environment, or on public or occupational health or safety, the Borrower shall inform EBRD and promptly thereafter give EBRD notice thereof specifying the nature of such incident or accident and any steps the Borrower is taking to remedy the same. Without limiting the generality of the foregoing,

(1) an incident or accident relates to the Project if it occurs on any site used for the Project or, if it is caused by facilities, equipment, vehicles or vessels used for or relating to the Project (whether or not being used on any site of the Project and whether or not being used by authorised or unauthorised persons);

(2) an incident or accident is considered to have a significant adverse effect on the environment or on public or occupational health or safety if:

(A) any applicable law requires notification of such incident or accident to any Governmental Authority,

(B) such incident or accident involves fatality of any person (whether or not such person is employed by the Borrower),

(C) more than one person (whether or not such persons are employed by the Borrower) has received serious injury requiring hospitalisation, or

(D) such incident or accident has become, or is likely to become, public knowledge whether through media coverage or otherwise.

(g) The Borrower shall promptly notify EBRD of any significant protest or petition by workers or members of the public directed at or relating to the Project which might have a Material Adverse Effect or which has become, or is likely to become, public knowledge through media coverage or otherwise. Within ten days following any such notification, the Borrower shall submit a report satisfactory to EBRD specifying the outcome of the Borrower’s investigation into such protest or petition, and any steps taken, or proposed to be taken, by the Borrower to resolve the issues raised in the protest or petition.

(h) The Borrower shall promptly notify EBRD if the Borrower obtains any information regarding a violation of Section 2.02(f) or Section 6.04 or if any international financial institution has imposed any sanction on the Borrower for any Prohibited Practice. If EBRD notifies the Borrower of its concern that there has been a violation of such Section 2.02(f) or such Section 6.04, the Borrower shall cooperate in good faith with EBRD and its representatives in determining whether such a violation has occurred and shall respond promptly and in reasonable detail to any such notice from EBRD and shall furnish documentary support for such response upon EBRD’s request.

(i) The Borrower shall furnish promptly to EBRD such other information as EBRD may from time to time reasonably request (including, in order to facilitate EBRD’s evaluation of the Project). The Borrower shall permit representatives of EBRD (including, any consultants engaged by EBRD) to visit the Project or any of the other premises where the business of the Borrower is conducted or where the Project is being carried out and to have access to the books of account and records of the Borrower.

ARTICLE VI — NEGATIVE COVENANTS

Unless EBRD otherwise agrees in writing:
Section 6.01.	Transactions with Related Parties

The Borrower shall not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary or Affiliate (except for Consolidated Subsidiaries), except in the ordinary course and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favourable than would be obtained by the Borrower in a comparable arm’s-length transaction with an unrelated Person.

Section 6.02. Changes in Business, Capital and Charter

(a) The Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, (c) in the energy industry, (d) in the financial services industry consisting of the financing of member cooperatives, producers and other commercial businesses, insurance and bonding services, and hedging brokerage, in each case conducted in the ordinary course of business or (e) which are not substantially different from or are related to its present business activities or operations. The Borrower shall not make changes, or permit changes to be made, to the Core Business of its Local Subsidiaries or change the nature or scope of the Project.

(b) The Borrower shall not make changes, or permit changes to be made, to its Charter in any manner which might have a Material Adverse Effect or would be inconsistent with the provisions of any Financing Agreement or any other financing agreement between the Borrower and EBRD.

Section 6.03. Sale of Assets; Merger

(a) The Borrower shall not (nor shall it permit any of its Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve month (12) period commencing 1 September 2010 and each 1 September thereafter, except: (a) the sale of the inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, (c) leases of assets to an entity which the Borrower has at least a fifty-percent (50%) interest in ownership, profits, and governance and (d) the sale by Cofina of loans and commitments originated by it in the ordinary course of business. For the purposes of this Section, “material part” shall mean ten percent (10%) or more of the lesser of the book value or the market value of the assets of the Borrower as shown on the balance sheets of the Financial Statements thereof as of 31 August immediately preceding each such twelve (12) month measurement period.

(b) The Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or acquire the controlling interest in any Person, change its business form from a cooperative corporation, or commence operations under any other name, organisation or entity, including any joint venture; provided, however, the foregoing shall not prevent any consolidation, acquisition, or merger if after giving effect thereto:

(1) the book value of the assets of the Borrower and its Subsidiaries does not increase due to all such mergers, consolidations or acquisitions by an aggregate amount in excess of USD 1,000,000,000 during the term of this Agreement;

(2) the Borrower is the surviving entity; and

(3) no Event of Default or Potential Default of Default shall have occurred and be continuing.

Section 6.04. Fraud and Corruption

The Borrower shall not, and shall not authorise or permit any of its officers, directors, authorised employees, Affiliates, agents or representatives to, engage in with respect to the Project or any transactions contemplated by this Agreement any Prohibited Practice.

ARTICLE VII — EVENTS OF DEFAULT

Section 7.01. Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a) Payments. The Borrower fails to pay any principal of, or interest on, the Loan within three (3) Business Days after the due date in accordance with this Agreement.

(b) Bankruptcy. A decree or order by a court is entered against the Borrower adjudging the Borrower bankrupt or insolvent or ordering the winding up or liquidation of its affairs; or a petition is filed seeking reorganisation, administration, arrangement, adjustment, composition or liquidation of or in respect of the Borrower under any applicable law; or a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official is appointed over or in respect of the Borrower or any substantial part of its property or assets; or the Borrower institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganisation, administration, relief or liquidation under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official of the Borrower or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or any other event occurs which under any applicable law would have an effect analogous to any of the events listed in this paragraph.

(c) Breach of Section 3.09(b). The Borrower fails, after EBRD has issued a prepayment and cancellation notice pursuant to Section 3.09(b), to prepay the Loan together with such other amounts that are due and payable and which are outstanding as at such date within five (5) Business Days or as otherwise specified in the notice.

Section 7.02. Consequences of Default

If an Event of Default occurs and is continuing, then EBRD may at its option, by notice to the Borrower, declare all or any portion of the principal of, and accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become (anything in this Agreement to the contrary notwithstanding), either:

(1) due and payable on demand; or

(2) immediately due and payable without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII — MISCELLANEOUS

Section 8.01. Term of Agreement

This Agreement shall continue in force until the date that the obligation of EBRD to make Disbursements hereunder has terminated, or the Borrower has cancelled this Agreement, in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid in accordance with the provisions hereof; provided that the indemnities and warranties of the Borrower and the provisions of Sections 3.10(a), 3.10(d), 8.04, 8.05, 8.08, 8.09, 8.10 and 8.11 shall survive repayment of the Loan and termination of this Agreement.

Section 8.02. Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, waiver by EBRD of any of the terms or conditions of, or consent given by EBRD under, this Agreement (including, this Section 8.02) shall be in writing, signed by EBRD and, in the case of an amendment, by the Borrower. The parties to this Agreement may by agreement rescind or vary this Agreement without the consent of any person that is not a party to this Agreement. In the event that EBRD waives a condition to any Disbursement, the Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

Section 8.03. Notices

Any notice, application or other communication to be given or made under this Agreement to EBRD or to the Borrower shall be in writing. Except as otherwise provided in this Agreement, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail, electronic mail or facsimile transmission to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrower:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Attention: Chief Financial Officer
Electronic mail: john.schmitz@chsinc.com
Fax:	651-355-3743

with copies to:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Attention: General Counsel
Electronic mail: david.kastelic@chsinc.com
Fax:	651-355-4554

and:

CHS EUROPE S.A.
Avenue des Morgines 12
1213 Petit-Lancy / Switzerland

Attn. Pascal Caillat
Pascal.caillat@chsinc.com
Fax + 41 22 709 01 12

For EBRD:

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit
Fax: Section 8.04.	+44-20-7338-6100 English Language

All Financing Agreements shall be in the English language. All other documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Borrower, which translation shall be the governing version between the Borrower and EBRD

Section 8.05. Financial Calculations

All financial calculations to be made under, or for the purposes of, this Agreement shall be made in accordance with Generally Accepted Accounting Principles and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this Agreement, shall be made using the then most recently issued quarterly Financial Statements which the Borrower is required to furnish to EBRD from time to time under Section 5.13(a); provided, however, that:

(1) if the relevant quarterly Financial Statements should be in respect of the last quarter of a Financial Year then, at EBRD’s option, such calculations may instead be made from the audited Financial Statements for the relevant Financial Year; and

(2) if there should occur any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

Section 8.06. Rights, Remedies and Waivers

(a) The rights and remedies of EBRD in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of EBRD into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of EBRD in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by EBRD in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of EBRD with respect to any other condition of Disbursement or be construed to be a waiver thereof.

(c) No action of EBRD in respect of any Disbursement shall affect or impair any right, power or remedy of EBRD in respect of any other Disbursement. Without limiting the foregoing, the right of EBRD to require compliance with any condition under this Agreement which may be waived by EBRD in respect of any Disbursement is, unless otherwise notified to the Borrower by EBRD, expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to EBRD upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of EBRD in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of EBRD in respect of any other default.

(e) The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

Section 8.07. Indemnification

(a) The Borrower assumes full liability for, and agrees to and shall indemnify and hold harmless EBRD and its officers, directors, employees, agents and servants against and from, any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, Taxes, suits, costs and expenses (including, reasonable legal counsel’s fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against EBRD or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

(1) any of the transactions contemplated by any Financing Agreement or the execution, delivery or performance thereof;

(2) the operation or maintenance of the Borrower’s facilities or the ownership, control or possession thereof by the Borrower; or

(3) the exercise by EBRD of any of its rights and remedies under any of the Financing Agreements;

provided that EBRD shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

(b) The Borrower acknowledges that EBRD is entering into this Agreement, and has acted, solely as a lender, and not as an advisor, to the Borrower. The Borrower represents and warrants that, in entering into the Financing Agreements, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by EBRD.

Section 8.08. Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

Section 8.09. Arbitration and Jurisdiction

(a) Any dispute, controversy or claim arising out of or relating to (1) this Agreement, (2) the breach, termination or invalidity hereof or (3) any non-contractual obligations arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to grant, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of EBRD as to any amount due to EBRD under any Financing Agreement shall be prima facie evidence of such amount.

(b) Notwithstanding Section 8.09(a), this Agreement and the other Financing Agreements, and any rights of EBRD arising out of or relating to this Agreement or any other Financing Agreement, may, at the option of EBRD, be enforced by EBRD in the courts of England and Wales or in any other courts having jurisdiction. For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers Trident Company Services (UK) Limited at its registered office (being, on the date hereof, at 7 Welbeck Street, London W1G 9YE, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Financing Agreement. Failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Financing Agreement and shall keep EBRD advised of the identity and location of such agent. Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 8.10. Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law. Notwithstanding the foregoing, EBRD has made an express submission to arbitration under Section 8.09(a) and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Section 8.09(a).

Section 8.11. Waiver of Sovereign Immunity

The Borrower represents and warrants that this Agreement and the incurring by the Borrower of the Loan are commercial rather than public or governmental acts and that the Borrower is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Borrower or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty or otherwise, the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

Section 8.12. Successors and Assigns; Third Party Rights

(a) This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of EBRD.

(b) EBRD may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and the other Financing Agreements (including, by granting of Participations or otherwise) upon the consent of the Borrower provided that such consent shall not be unreasonably withheld or delayed and provided further that no such consent shall be required (i) for granting Participations or the sale of any interest in the Loan whereby EBRD would continue to be the lender of record under this Agreement; or (ii) if a Default or a Prepayment Trigger Event has occurred and is continuing.

(c) Except as provided in Section 8.12(a) or 8.12(b), none of the terms of this Agreement are intended to be enforceable by any third party.

Section 8.13. Disclosure

EBRD may disclose such documents, information and records regarding the Borrower and this transaction (including, copies of any Financing Agreements) as EBRD deems appropriate in connection with any dispute involving the Borrower or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of EBRD’s rights under any Financing Agreement or collecting any amount owing to EBRD or in connection with any proposed Participation or any other proposed sale, transfer, assignment, novation or other disposal contemplated by Section 8.12.

Section 8.14. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

CHS INC.

By:	John Schmitz Executive Vice President & CFO
By:	David A. Kastelic Senior Vice-President & General Counsel

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

By:	Peter Bryde Deputy Director, Agribusiness

SCHEDULE 1 — DEFINITIONS AND GUIDELINES FOR PRIVATE SECTOR OPERATIONS (FRAUD AND CORRUPTION)

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” and “Collusive Practices” in the context of the EBRD’s non-sovereign operations in favour of private sector projects.

1. Corrupt Practices

“Corrupt Practice” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party. In implementing this definition, the EBRD will be guided by the following principles:

(a) The conduct in question must involve the use of improper means (such as bribery or kickbacks) by someone to induce another person to act or to refrain from acting in the exercise of his duties, in order to obtain or retain business, or to obtain an undue advantage. Antitrust, securities and other violations of law that are not of this nature fall outside of the definition of Corrupt Practices but may still be scrutinised under alternative procedures.

(b) It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payer’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

(c) In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute Corrupt Practices unless the action violates applicable law.

(d) Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

(e) The EBRD does not condone facilitation payments whether they are criminalised or not. Such payments, which are illegal in most countries, are dealt with in accordance with relevant local laws and international conventions.

2. Fraudulent Practices

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation. In implementing this definition, the EBRD will be guided by the following principles:

(a) An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice”.

(b) Fraudulent Practices are intended to cover actions or omissions that are directed to or against the EBRD. The expression also covers Fraudulent Practices directed to or against an EBRD member country in connection with the award or implementation of a government contract or concession in a project financed by the EBRD. Frauds on, or other illegal behaviour directed against, other third parties are not condoned. Such behaviour may represent an impediment to doing business with EBRD.

3. Coercive Practices

“Coercive Practice” means impairing or harming, or threatening to impair or harm directly or indirectly, any party or the property of the party to influence improperly the actions of a party. In implementing this definition, the EBRD will be guided by the following principles:

(a) Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

(b) Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation in such implementation.

4. Collusive Practices

“Collusive Practice” means an arrangement between two or more parties designed to achieve an improper purpose, including influencing improperly the actions of another party. In implementing this definition, the EBRD will be guided by the principle that Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5. General

In implementing the foregoing definitions, the EBRD will be guided by the principle that a person should not be liable for actions taken by unrelated third parties unless that person has participated in the prohibited act in question.

SCHEDULE 2 – LIST OF SUBSIDIARIES

							Date CHS Interest		State/	Foreign/
Active/ Inactive	Entity Name	Address	Type	Business Description	Ownership By	Incorp. Date	Acquired	Fiscal End	Country of Incorp.	Domestic	Fed ID #
A	Ag States Agency of Montana, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Insurance Agency	100% CHS	10/11/1977	10/11/1977	31-Dec	Montana	D	81-0372838

A	Ag States Agency, LLC	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	LLC	Independent Insurance Agency	100% CHS	12/27/1994	12/27/1994	31-Aug	Minnesota	D	41-1795536

A	Ag States Reinsurance Company, IC	1090 Vermont Avenue NW Washington, DC 20005	Corp	Cell Captive Insurer of Impact Risk Funding, Inc., PCC	100% Impact Risk Funding, Inc.	8/24/2010	8/24/2010	31-Aug	Washington, DC	D

A	Battle Creek/CHS, LLC (d/ba Progressive Nutrition)	PO Box 56 Norfolk, NE 68702-0056	LLC	Retail feed business	50% CHS; 50% Battle Creek Farmers Cooperative	3/7/2001	3/7/2001	31-Aug	Delaware	D	39-2021496

A	CENEX AG, Inc. (formerly FUCEI-E, Inc.)	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Sale of feed and seed products.	100% CHS	10/23/1974	10/23/1974	31-Aug	Delaware	D	41-1248837

A	Cenex Petroleum, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Retail sales and distribution of petroleum and other related products.	100% CHS	7/11/1996	7/11/1996		Minnesota	D	41-1847046

A	CENEX Pipeline, LLC	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	LLC	Operating Subsidiary for pipeline operations	100% CHS	5/4/1998	5/4/1998		Minnesota	D

A	Central Montana Propane, LLC	Highway 191 North Box 22 Lewistown, Montana59457	LLC	Owning and operating a propane wholesale and resale operatintion	53.38% CHS; 46.62% Moore Farmers Oil Company	9/16/1997	3/1/2000	31-Aug	Montana	D	81-0513866

A	CHS Canada, Inc.	80 Dufferin Avenue London, Ontario N6A4G4	Corp	Holding Company for investment in Horzion Milling GP	100% CHS	7/18/2006	7/18/2006	31-Aug	Ontario	F	Canadian 2108362

A	CHS de Argentina	San Martin 323 Floor 17th Buenos Aires Argentina	Corp	Origination and marketing of grains and oilseeds.	99.94% CHS; .06% CHS-Farmco, Inc.	9/30/2009	9/30/2009	13-Dec	Argentina	F

A	CHS do Brasil Ltda.	Avenida Santo Amaro 48, 3rd Floor, Ste. 31 Vila Nova Conceicao Sao Paulo, Brazil 04506-000	LLC	Origination and marketing of soybeans for export to Pacific Rim and European buyers	100% CHS	2/1/2003	2/1/2003	31-Dec	Sao Paulo Brazil	F	Brazil 05.492.968/0001-04

A	CHS DU (Australia) Pty Ltd	c/o Holman Fenwick Willan Level 39 600 Bourke Street Melbourne, Victoria 3000	Corp		100% CHS	6/29/2009	6/29/2009	31-Aug	New South Whales, Australia	F	ACN 137 965 121 ABN 19 137 965 121

A	CHS Energy Canada, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Petroleum; does no business	100% CHS Inc.	6/12/1987	6/12/1987	31-Aug	Alberta, Canada	F	868230301-RC0001 Canadian 8874 8884

		Av. Des Morgines 12		Develop financial, trading, merchandising, carriage, freight, repreentation, agency, consulting & service							Fed. No.:
A	CHS Europe SA	1213 Petit-Lancy Switzerland	Corp	activity in Switzerland and in Europe	84.33% CHS; 15.67% CHSIH SA	8/2/2007	8/2/2007	31-Aug	Switzerland	F	CH-660-1876007-7 Ref: 09993/2007

A	CHS Holdings, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Rail at Joliette, ND; formerly owned CHS Inc. interest in Agro Distribution LLC	100% CHS	4/20/1999	4/20/1999	31-Aug	Minnesota	D	41-1947300

A	CHS Hong Kong Limited	Flat/RM 5705, 57/F The Center 99 Queen’s Road Central, Hong Kong	Corp	Holding Company for the PRC Investment	100% CHSIH SA	6/11/2008	6/11/2008	31-Aug	Hong Kong	F

A	CHSIH SA	Av. Des Morgines 12 1213 Petit-Lancy Switzerland	Corp	Holding Company for interest in new Multigrain JV	100% CHS	9/19/2006	9/19/2006	31-Dec	Geneva, Switzerland	F

A	CHS Inc. Iberica	World Trade Center Moll de Barcelona Edificio Norte-Planta 3 08039 Barcelona Spain	Corp	Marketing grains toward Iberian Peninsula	100% CHS Europe SA	8/3/2009	8/3/2009	31-Aug	Barcelona, Catanuna, Spain	F	ESB 65162455

A	CHS Inc. de Mexico	Mexico City, Mexico	Corp		99% CHS; 1% St. Paul Maritime Corporation	2/20/2006	2/20/2006	31-Dec	Mexico	F	CIM060208N22

A	CHS Ukraine LLC	67 Prospect Peremohy Ave. Kyiv, 03062, Ukraine	LLC	Purchasing, transporting, shipping, storing, manufacturing, processing, and selling cereals, legumes, oil crops, seeds, sugar products, other agricultural products and their processed products; Part of Olimpex Project	99.9% CHS Europe SA; .1% CHSIH SA	2/12/2008	2/12/2008	31-Dec	Kyiv, Ukraine	F	35704808

A	CHS Vostok LLC	25 Tramvainaya Str., Office 55, Krasnodar, Russia 350911	LLC	Russian Operating Company, currently dormant	100% CHS Europe SA	6/2/2008	6/2/2008	31-Dec	Russian Federation	F	2308146084

A	CHS (Shanghai) Trading Co., Ltd.	Room 6K New Shanghai International Tower, No. 360 South Pudong Road Shanghai, China	Corp
Import, export,
wholesale and
commission agency
service (exclusive of
auction) of cereals,
oil seeds and
oleaginous fruits,
animal or vegetable
fats and oils and their
cleavage products,
prepared edible fats
and oils, sugars,
ethanol, residues and
waste from the food
industries, cotton and
fertilizers.
					100% CHS Hong Kong Limited	1/6/2009	1/6/2009		China	F

A	CHS-Blackfoot, Inc.	477 West Highway 26, Blackfoot, ID 83221	Corp	Organized to transact any and all lawful business for which corporations may be incorporated under the Idaho Business Corporations Act.	100% CHS	3/30/2006	3/30/2006	31-Aug	Idaho	D	30-0357896

A	CHS-Brush, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Any and all lawful business of which corporations may be incorporated under the Colorado Business Corporations Act	100% CHS	10/9/2007	10/9/2007	31-Aug	Colorado	D	26-1297271

A	CHS-Chokio	5500 Cenex Drive Inver Grove Heights, MN 55077-2112	Coop		100% CHS	7/28/2006	7/28/2006	31-Aug	Minnesota	D	33-1148125

A	CHS-Corsica	5500 Cenex Drive Inver Grove Heights, MN 55077	Coop	Farm Supply business, as a cooperative, engaging in any activity or service in connection with the purchase, sale and handling of energy products.	100% CHS	6/25/2007	6/25/2007	31-Aug	South Dakota	D	35-2303251

A	CHS-Fairdale	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Coop	Engage in any activity within the purposes for which a cooperative may be organized under North Dakota Statute 10-15	100% CHS	8/29/2006	8/29/2006	31-Aug	North Dakota	D	33-1148124

A	CHS-Farmco, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Organized to transact any and all lawful business for which corporations may be incorporated under Chapter 17 of the KSA	100% CHS	3/13/2006	3/13/2006	31-Aug	Kansas	D	61-1501377

A	CHS-FUCOC	5500 Cenex Drive P.O. Box 64089 St. Paul, MN 55164-0089	Coop
Organized for the
purpose of carrying on
a supply business, as a
cooperative, engaging
in any activity or
service in connection
with the sale of crop
inputs, energy products
and agricultural supply
products
					100% CHS	8/14/2008	8/14/2008	31-Aug	Minnesota	D	26-3210249

A	CHS-Hinton Inc.	5500 Cenex Drive, Inver Grove Heights, MN 55077	Coop	Carrying on a supply business, as a cooperative, engaging in any activity or service in connection with the sale of crop inputs, energy products and agricultural supply products	100% CHS	4/8/2009	5/18/2009		Oklahoma	D	26-4708332

A	CHS-Holdrege, Inc.	5500 Cenex Drive, Inver Grove Heights, MN 55077	Corp	Carrying on a supply business, as a cooperative, engaging in any activity or service in connection with the sale of crop inputs, energy products and agricultural supply products	100% CHS	11/14/2008	11/14/2008	31-Aug	Nebraska	D	26-3845820

A	CHS-M&M, Inc.	5500 Cenex Drive Inver Grove Heights, MN 55077	Corp		100% CHS	3/23/2007	3/23/2007	31-Aug	Colorado	D	20-8704763

A	CHS-Mitchell	1320 West Havens Mitchell, SD 57301	Coop	Carrying on a farm supply business, as a cooperative, engaging in any activity or service in connection with the purchase, sale and handling of energy products.	100% CHS	4/18/2005	4/18/2005	31-Aug	South Dakota	D	75-3192388

A	CHS-Napoleon	5500 Cenex Drive P.O. Box 64089 St. Paul, MN 55164-0089	Coop	Engage in any activity within the purposes for which a cooperative may be organized under North Dakota Statute 10-15	100% CHS	11/21/2007	11/21/2007	31-Aug	North Dakota	D	26-1503181

A	CHS-Oklee	5500 Cenex Drive P.O. Box 64089 St. Paul, MN 55164-0089	Coop
Organized for the
purpose of carrying on
a grain and supply
business, as a
coopertive, engaging in
any activity or service
in connection with the
handling and marketing
of grain, as well as
the sale of crop inputs
and agricultural supply
products.
					100% CHS	2/19/2009	2/19/2009	31-Aug	Minnesota	D	26-4399913

A	CHS-St. John, Inc.	5500 Cenex Drive Inver Grove Heights, MN 55077	Corp	The transaction of any and all lawful business for which associations may be ncorporated under this Chapter.	100% CHS	1/20/2009	1/20/2009	31-Aug	Washington	D	26-4192534

A	CHS-SWMN	5500 Cenex Drive P.O. Box 64089 St. Paul, MN 55164-0089	Coop
Organized for the
purposes of carrying on
a grain and supply
business, as a
cooperative, engaging
in any activity or
service in connection
with the handling and
marketing of grain, as
well as the sale of
crop inputs and
agricultural supply
products.
					100% CHS	8/14/2008	8/14/02008	31-Aug	Minnesota	D	26-3210249

A	CHS-Walla Walla, Inc.	P.O. Box 64089 St. Paul, MN 55164-0089	Coop	Grain and supply business as a cooperative	100% CHS	11/27/2007	11/27/2007	31-Aug	Washington	D	26-1715243

A	CHS-Wallace County, Inc.	P.O. Box 64089 St. Paul, MN 55164-0089	Corp	The transaction of any and all lawful business of which corporations may be incorporated under Chapter 17 of the Kansas Statutes Annotated.	100% CHS	2/17/2005	2/17/2005	31-Aug	Kansas	D	43-2079564

A	CHS-White Lake	P.O. Box 64089 St. Paul, MN 55164-0089	Coop	Carrying on a farm supply business, as a cooperative, engaging in any activity or service in connection with the purchase, sale and handling of agronomy and energy products.	100% CHS	11/3/2008	11/3/2008	31-Aug	South Dakota	D	26-3723196

A	CHS-Winger	P.O. Box 64089 St. Paul, MN 55164-0089	Coop
Carrying on a grain and
supply business, as a
cooperative, engaging
in any activity or
service in connection
with the handling and
marketing of grain, as
well as the sale of
crop inputs and
agricultural suppy
products
					100% CHS	4/24/2009	4/24/2009	31-Aug	Minnestoa	D	26-4833913

A	Circle Land Management, Inc.	PO Box 909; Laurel, MT 59044	Corp	Land Mgt. for property around Laurel MT refinery	100% CHS	5/5/1993	5/5/1993		Minnesota	D	41-1750051

A	Clear Creek Transportation, LLC	c/o Marathon Oil Co. 539 S. Main Street Findlay, Ohio 45840	LLC	Transporter of crude oil	100% NCRA	7/21/1958	Unknown		Kansas	D

A	Cofina Financial, LLC	5500 Cenex Drive Inver Grove Heights, MN 55077	LLC	Lending Services	100% CHS	2/9/2005	2/9/2005	31-Aug	Minnesota	D	20-2409352

A	Cofina Funding, LLC	5500 Cenex Drive Inver Grove Heights, MN 55077	LLC	Lending Services	100% Cofina Financial LLC	8/9/2005	8/9/2005	31-Aug	Delaware	D

A	Cofina ProFund LLC	5500 Cenex Drive Inver Grove Heights, MN 55077	LLC	Lending Services	100% Cofina Financial LLC	10/11/2010	10/11/2010	31-Aug	Delaware	D

A	CoGrain	560 W. Grain Terminal Rd., Pasco, WA 99301	Coop		54.5% CHS; 7.273% Ritzville Warehouse Company; 1.818% Pendleton Grain Growers; 36.364% Odessa Union Warehouse Co-op	9/21/1990	6/1/1996		Washington	D

A	Country Hedging, Inc.	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	Corp	Full service commodity futures and option brokerage	100% CHS	8/20/1986	8/20/1986	31-Aug	Delaware	D	41-1556399

A	Dakota Agronomy Partners, L.L.C.	2550 Valley Street Minot, ND 58701	LLC	An agronomy LLC that includes our SunPrairie Grain division (Minot) and 1 local coops	50% CHS (Sun Prairie Grain), 50% FUOC Minot	2/1/1999	2/1/1999	31-Dec	North Dakota	D	45-0452261

A	Erskine Grain Terminal, LLC	33388 190th Ave SE PO Box 163 Erskine, MN 56535	LLC	110-car shuttle facility	100% CHS	7/19/2005	7/19/2005	31-Dec	Minnesota	D	20-3453878

A	Fin-Ag, Inc.	4001 South Westport Avenue P.O. Box 88808 Sioux Falls, SD 57105	Corp	Provides cattle feeding and swine financing loans; facility financing loans; crop production loans, and consulting services	100% CHS	12/17/1987	12/17/1987	31-Aug	South Dakota	D	46-0398764

A	Front Range Pipeline, LLC	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	LLC	To own and operate the Front Range Pipeline	100% CHS	3/23/1999	3/23/1999		Minnesota	D	41-1935715

A	Harvest States Cooperatives Europe B.V.	Dienstenstraat 15 NL 3161 GN Rhoon The Netherlands	LLC	Grain Marketing	100% CHS	5/9/2001	5/9/2001	31-Aug	Netherland	F

A	Impact Risk Funding Inc., PCC	1090 Vermont Avenue NW Washington, DC 20005	Corp	Captive Insurance Company	100% Ag States Agency	8/24/2010	8/24/2010	31-Aug	Washington, DC	D

A	Impact Risk Solutions, LLC	5500 Cenex Drive, Inver Grove Heights, MN 55077	LLC	Insurance agency	100% Ag States Agency	6/20/2007	6/20/2007	31-Aug	Minnesota	D	26-0390110

A	Jayhawk Pipeline L.L.C.	2000 South Main McPherson, KS 67460 (620) 241-2340	LLC	Transporter of Crude	100% NCRA	5/24/1994	5/24/1994	30-Sep	Kansas	D	48-1151682

A	Kaw Pipe Line Company	2000 South Main McPherson, KS 67460 (620) 241-2340	Corp	Operates crude oil pipeline in Central Kansas	67% NCRA; 33% CITGO	9/13/1935	7/7/1943	30-Sep	Delaware	D

A	La Canasta of Minnesota, Inc.	5500 Cenex Drive, Inver Grove Heights, MN 55077	Corp	Sold assets 5/31/05 to Gruma. Still own company	100% Sparta Foods, Inc.	11/18/1980	6/1/2000		Minnesota	D

A	Marshall Insurance Agency, Inc.	5500 Cenex Driver Inver Grove Heights MN 55077	Corp	Insurance Agency	100% CHS	4/1/2005	4/1/2005		Minnesota	D	83-0428017

A	MCIC AG	c/o Dr. Martin Neese Baarerstrasse 12 Zug, Switzerland	Corp		100% CHSIH SA (eff. 9/1/10)	10/9/2006	10/9/2006		Zug, Switzerland	F

A	McPherson Agricultural Products, LLC	2000 South Main McPherson, KS 67460 (620) 241-2340	LLC	Markets sulfer produced by NCRA Refinery	100% NCRA	10/6/2004	10/6/2004	30-Sep	Kansas	D

A	Millennium Seeds USA, LLC	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164	LLC	Engage in the business of testing, producing and marketing hybrid sunflower seeds	50% Seeds 2000 50% CHS Inc.	8/10/2009	8/10/2009		Delaware	D	27-1110737

A	National Cooperative Refinery Association (NCRA)	2000 South Main Mcpherson, KS 67460 (620) 241-2340	Corp.	Manufacturer, marketing, and wholesale distribution of petroleum products.	74.5% CHS; 25.5% Growmark and MFA	7/7/1943	7/7/1943	30-Sep	Kansas	D	48-0348003

A	Omega Terminal S.A.	Boulevard de Perolles 55 Case postale 144, 1705 Fribourg, Switzerland	Corp	Swiss Company involved in Olimpex Project	100% CHS Europe SA (soon to be 26%)	2/25/1999	6/5/2009	31-Dec	Switzerland	F

A	Osage Pipe Line Company	2000 South Main McPherson, KS 67460 (620) 241-2340	Corp	Crude oil pipeline in OK and KS	100% NCRA	5/7/1975	5/7/1975	30-Sep	Delaware	D

A	Partnered Beverages, LLC	5500 Cenex Drive Inver Grove Heights, MN 55077	LLC	Sale of coffee through Mountain Mud stores	100% CHS	10/11/2006	10/11/2006	31-Aug	Minnesota	D	20-5706238

A	PGG/HSC Feed Company, L.L.C.	300 West Feedville Road Hermiston, OR 97838	LLC	Feed Manufacturer	80% CHS; 20% Pendleton Grain Growers	10/26/1994	10/26/1994	31-May	Oregon	D	93-1156470

A	PLC Insurance Agency, Inc.	5500 Cenex Drive Inver Grove Heights, MN 55077-2112	Corp.	Insurance Sales	100% CHS	9/30/2009			Minnesota	D	27-1031913

A	Provista Renewable Fuels Marketing, LLC	5500 Cenex Drive Inver Grove Heights, MN 55077	LLC	Biofuels marketing joint venture	100% CHS	11/4/2003	3/31/2006	31-Aug	Kansas	D	20-0364520

A	Southwest Crop Nutrients, LLC	710 West Trail, Dodge City, Kansas 67801	LLC	to own and operate a wholesale/retail crop nutrient facility on property located at Ensign, KS	58.6025% CHS;
33.33% Dodge City
Coop Exchange;
3.2258% The Plains
Equity Exchange and
Co-operative Union;
1.6129% The Elkhart
Cooperative;
1.6129% The Offerle
Cooperative Grain
and Supply Co;
1.6129% Sublette
					Cooperative	9/9/2004	9/4/2007 CHS acquired Agriliance’s interest		Kansas	D	20-1074703

A	Sparta Foods, Inc.	920 Second Avenue South, Suite 1100, Minneapolis, MN 55402	Corp	Production and distribution of tortilla and value-added tortilla products	100% CHS	7/7/1988	6/1/2000		Minnesota	D	41-1618240

A	St. Hilaire Ag Insurance, Inc.	Box 128, St. Hilaire, MN 56754	Corp	Insurance Company	100% CHS	2/20/1990	8/9/1996		Minnesota		41-1659238

A	St. Paul Maritime Corporation		Corp	Company provides stevedoring services at Myrtle Grove Terminal, and charters vessels.	100% CHSC	8/18/1995	8/18/1995	31-Aug	Minnesota	D

A	The Farmer’s Elevator Company of Lowder	5500 Cenex Drive Inver Grove Heights, MN 55077	Corp	CHS-Lowder, Inc. merged into The Farmer’s Elevator Company of Lowder	100% CHS	12/20/1905	8/9/2010		Illinois	D

A	United Country Brands LLC	5500 Cenex Drive PO Box 64089 St. Paul, MN 55164 and 3315 North Oak Trafficway Kansas City, MO 64116	LLC	Holding Company for membership interests in Agriliance LLC	100% CHS	1/5/2000	1/5/2000	31-Aug	Delaware	D	41-1961040

A	Western Feed, LLC	Western Feed, LLC P.O. Box 426 Morrill, NE 69358	LLC	Feed Business	50% CHS; 50% Western Cooperative Company	2/28/2008	2/28/2008		Minnesota	D	26-2111198

EXHIBIT A — FORM OF DISBURSEMENT APPLICATION
[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit
Subject:	Operation No. 41819 Disbursement Application No. 1

Dear Sir/Madam:

1. Please refer to the revolving loan agreement dated [      ] (the “Loan Agreement”) between CHS Inc. (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”).

2. Expressions defined in the Loan Agreement shall bear the same meanings herein.

3. We hereby request the following Disbursement in accordance with the provisions of the Loan Agreement:

Loan Currency required: Amount (in figures and words):	[Tranche 1 Loan] [Tranche 2 Loan] USD

Value Date:	[As soon as possible, on a date selected by EBRD in its discretion, but not later than]2 3
Payment Instructions ([Borrower’s]4 Banking Details):
[Borrower’s] Account Name: [Borrower’s] Bank Name: [Borrower’s] Bank Address:

[Borrower’s] Bank Correspondent Details:

Correspondent’s Name:5 Correspondent’s Address:

[Borrower’s] Bank’s Account Name: Reference:

4. For the purposes of Section 4.02 of the Loan Agreement, we hereby represent and warrant that:

(a) all agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 of the Loan Agreement are in full force and effect and unconditional (except for the Loan Agreement having become unconditional, if that is a condition of any such agreement);

(b) except for the representations and warranties set forth in section 2.02(c) and in the first sentence of section 2.02(b), the representations and warranties made by the Borrower in the Financing Agreements and deemed repeated on the date hereof thereunder are true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof;

(c) no Default or a Prepayment Trigger Event has occurred and is continuing or is imminent;

(d) the Borrower will not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound or any law applicable to the Borrower;

(e) nothing has occurred which might have a Material Adverse Effect;

(f) the proceeds of such Disbursement are needed by the Borrower for the purposes of the Project and that:

(1) the proceeds of the Disbursement will be onlent to [name of Local Subsidiary] which is [a company incorporated under the laws of [insert country of incorporation] (company number [ ]) [and which is a fully-owned Subsidiary of CHS Europe];

(2) the amount of working capital required by [name of Local Subsidiary] for the purposes of its Core Business is [ ]; and

[(3) the proceeds of the Disbursement will be onlent by the Borrower to [name of Local Subsidiary] under the [Sub-Loan Agreement] dated [ ] entered into the Borrower and [name of Local Subsidiary] for the purposes of the Project (the “Sub-Loan Agreement”);]

[(3) the proceeds of the Disbursement will be onlent by the Borrower to CHS Europe under the [Sub-Loan Agreement] dated [ ] entered into by the Borrower and CHS Europe for the purposes of the Project which will further be onlent by CHS Europe to [name of Local Subsidiary] under the [Sub-Loan Agreement] dated [ ] entered into by CHS Europe and [name of Local Subsidiary] for the purposes of the Project (collectively the “Sub-Loan Agreements”);]6

(g) each of the Borrower[, CHS Europe] and [name of Local Subsidiary] has the corporate power to enter into, and perform its obligations under, the Sub-Loan Agreement[s] [to which it is a party];

(h) the Sub-Loan Agreement[s] to which the Borrower[, CHS Europe] and [name of Local Subsidiary] is a party have been duly authorised by the Borrower[, CHS Europe] and [name of Local Subsidiary], as applicable. The Sub-Loan Agreement[s] [has][have] been duly executed by the Borrower[, CHS Europe] and [name of Local Subsidiary] and [each of] the Sub-Loan Agreement[s] constitutes valid and legally binding obligations of each of the parties thereto, enforceable in accordance with their respective terms. The making of the Sub-Loan Agreement[s] and the compliance with the terms thereof:

(1) will not result in violation of the Charter of the Borrower[, CHS Europe] or [name of Local Subsidiary] or any provision contained in any law applicable to the Borrower[, CHS Europe] or [name of Local Subsidiary];

(2) will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower[, CHS Europe] or [name of Local Subsidiary] is a party or by which the Borrower[, CHS Europe] or [name of Local Subsidiary] or any of their assets is bound; and

(3) will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

(i) no Authorisations from any Governmental Authority are required for the due execution, delivery or performance by the Borrower[, CHS Europe] or [name of Local Subsidiary] of the Sub-Loan Agreement[s]; and

(j) the payment obligations of [each of CHS Europe and] [name of Local Subsidiary] under the Sub-Loan Agreement[s] rank at least pari passu with claims of all of its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by laws applicable to companies generally.

5. The representations and warranties made in paragraph 4 above will continue to be true on and as of the date of such Disbursement with the same effect as though such representations and warranties had been made on and as of the date of such Disbursement. If any such representation or warranty is no longer true on or prior to or as of the date of such Disbursement, we shall immediately notify EBRD and shall, upon demand by EBRD, repay any amount which has been or is disbursed by EBRD in respect of such Disbursement.

Yours faithfully,

CHS INC.

By:	Authorised Representative7

EXHIBIT B — FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit
Subject:	Operation No. 41819 Certificate of Incumbency and Authority8

Dear Sir/Madam:

With reference to the revolving loan agreement dated [      ] (the “Loan Agreement”) between CHS Inc (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”), I, the undersigned Assistant Secretary of the Borrower, duly authorised by its Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the persons, any one of whom is and will continue to be (until EBRD has received actual written notice from the Borrower that they or any of them no longer continue to be) authorised, on behalf of the Borrower, individually:

(1)	to sign the Loan Agreement, any Disbursement applications, certifications, letters or other documents to be provided under the Loan Agreement and any other agreements to which EBRD and the Borrower may be party in connection therewith; and

(2)	to take any other action required or permitted to be taken by the Borrower under the Loan Agreement or any other agreement to which EBRD and the Borrower may be party in connection therewith:

NAME	OFFICE	SPECIMEN SIGNATURE

I further certify that disbursements under the Loan Agreement should be made to the following account (or such other account as the Borrower may from time to time designate by notice to EBRD):

Payment Instructions ([Borrower’s]9 Banking Details):

[Borrower’s] Account Name: [Borrower’s] Bank Name: [Borrower’s] Bank Address:

[Borrower’s] Bank Correspondent Details:

Correspondent’s Name:10 Correspondent’s Address:

[Borrower’s] Bank’s Account Name: Reference:

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

CHS INC.

By:	______________________________
Name:
	Title:	Assistant Secretary

EXHIBIT C — FORM OF SUPPLEMENTARY NOTICE
[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit
Subject:	Operation No. 41819 Supplementary Notice No.

Dear Sir/Madam:

1. Please refer to the revolving loan agreement dated [      ] (the “Loan Agreement”) between CHS Inc. (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”) and to the Disbursement application No.   .

2. Expressions defined in the Loan Agreement shall bear the same meanings herein.

3. Pursuant to Section 5.13(d)(1) of the Loan Agreement, we hereby notify you of the proposed change to the use of the proceeds of the Disbursement requested in the Disbursement application No.      which will be used for the purposes of the Project as follows:

(1) the proceeds of the Disbursement will be onlent to [name of Local Subsidiary] which is [a company incorporated under the laws of [insert country of incorporation] (company number [ ]) [and which is a fully-owned Subsidiary of CHS Europe];

(2) the amount of working capital required by [name of Local Subsidiary] for the purposes of its Core Business is [ ]; and

[(3) the proceeds of the Disbursement will be onlent by the Borrower to [name of Local Subsidiary] under the [Sub-Loan Agreement] dated [ ] entered into the Borrower and [name of Local Subsidiary] for the purposes of the Project (the “Sub-Loan Agreement”);]

[(3) the proceeds of the Disbursement will be onlent by the Borrower to CHS Europe under the [Sub-Loan Agreement] dated [ ] entered into by the Borrower and CHS Europe for the purposes of the Project which will further be onlent by CHS Europe to [name of Local Subsidiary] under the [Sub-Loan Agreement] dated [ ] entered into by CHS Europe and [name of Local Subsidiary] for the purposes of the Project (collectively the “Sub-Loan Agreements”);]11

4. For the purposes of Section 5.13(d)(1) of the Loan Agreement, we hereby represent and warrant that:

(a) each of the Borrower[, CHS Europe] and [name of Local Subsidiary] has the corporate power to enter into, and perform its obligations under, the Sub-Loan Agreement[s] [to which it is a party];

(b) the Sub-Loan Agreement[s] to which the Borrower[, CHS Europe] and [name of Local Subsidiary] is a party have been duly authorised by the Borrower[, CHS Europe] and [name of Local Subsidiary], as applicable. The Sub-Loan Agreement[s] [has][have] been duly executed by the Borrower[, CHS Europe] and [name of Local Subsidiary] and [each of] the Sub-Loan Agreement[s] constitutes valid and legally binding obligations of each of the parties thereto, enforceable in accordance with their respective terms. The making of the Sub-Loan Agreement[s] and the compliance with the terms thereof:

(1) will not result in violation of the Charter of the Borrower[, CHS Europe] or [name of Local Subsidiary] or any provision contained in any law applicable to the Borrower[, CHS Europe] or [name of Local Subsidiary];

(2) will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower[, CHS Europe] or [name of Local Subsidiary] is a party or by which the Borrower[, CHS Europe] or [name of Local Subsidiary] or any of their assets is bound; and

(3) will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

(c) no Authorisations from any Governmental Authority are required for the due execution, delivery or performance by the Borrower[, CHS Europe] or [name of Local Subsidiary] of the Sub-Loan Agreement[s]; and

(d) the payment obligations of [each of CHS Europe and] [name of Local Subsidiary] under the Sub-Loan Agreement[s] rank at least pari passu with claims of all of its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by laws applicable to companies generally.

5. The representations and warranties made in paragraph 4 above will continue to be true on and as of the date of the Disbursement referred to above being made or onlent under the [relevant] Sub-Loan Agreement with the same effect as though such representations and warranties had been made on and as of the date of hereof. If any such representation or warranty is no longer true on or prior to or as of the date of such Disbursement, we shall immediately notify EBRD and shall, upon demand by EBRD, repay any amount which has been or is disbursed by EBRD in respect of such Disbursement.

Yours faithfully,

CHS INC.

By:	Authorised Representative12

EXHIBIT D — FORM OF REPORTING TEMPLATE RELATING TO THE COMPLIANCE OF THE BORROWER WITH
ENVIRONMENTAL AND SOCIAL LAWS

Annual Environmental & Social Report — CHS Seasonal Financing/Joint Venture

Company Details
Company Name:
Company Address:
Country:
Town/Location:
Company authorized representative (e.g. Environmental Manager):
I certify that the data contained in this report completely and accurately represents operations during this reporting period. Signature:
Title: Date:
Contact Details Telephone:
Mobile:
E-mail:

Reporting Period:

General

In relation to the Project have there been any accidents or environmental or social incidents that have caused damage, brought about injuries or fatalities, affected project labour or local communities, affected cultural property, or created liabilities for the company?
		Yes • No •	If yes, please describe, including details of actions to repair and prevent reoccurrence:

Is the Project materially compliant with all applicable environmental and social laws and regulations?		Yes • No •	If No, please provide details of any material non-compliances:

How many inspections were received from the local environmental authorities during the reporting period?		Number:	Please provide details of these visits:

How many inspections were received from the local health and safety authorities during the reporting period?		Number:	Please provide details of these visits:

How many inspections were received from the local labour authorities during the reporting period?		Number:	Please provide details of these visits

Have these visits resulted in any penalties, fines and/or corrective action plans?		Yes • No •	If yes, please describe

Have any operations been reduced, temporarily suspended or closed down due to environmental, health and safety or labour reasons?		Yes •

Health and Safety Data

Fatalities13		Number:	Total Lost Time Accidents (including vehicular)14	Number:

Total number of lost workdays15 resulting from incidents.		Number:	Total man-hours worked this reporting period:	Number:

Incidence during this reporting period:		Number: [Incidence = total lost workdays/total hours worked]	Incidence during the previous reporting period:	Number: [Incidence = total lost workdays/total hours worked]

In relation to the Project please summarise any health and safety training that has been provided for company personnel during the report period:
Human Resources Management in relation to the Project

During the reporting period, have there been any changes to Company policies or terms and conditions in the following areas: • Non-discrimination and equal opportunity • Bullying and harassment, including sexual harassment • Personal Time Off • Grievance mechanism for workers • Health & safety
	Yes • No •		If yes, please give details:

Were there any collective redundancies during the reporting period?	Yes •

Are there any planned redundancies or additions to the workforce in the next year?	Yes • No •		If yes, please describe the redundancy plan, including reasons for redundancies, number of workers involved, and selection and consultation process:

Have employees raised any grievances with the Project during the reporting period?	Yes • No •		If yes, please state how many (disaggregated by gender), summarise the issues raised in grievances and explain how the Company has addressed them:

Have there been any strikes or other collective disputes related to labour and working conditions at the Company in the reporting period?	Yes • No •		If yes, please summarise nature of disputes and how they were resolved

Have there been any court cases related to labour issues during the reporting period?	Yes • No •		If yes, please summarise the issues contested and outcome.

Stakeholder Engagement

How many complaints or grievances if any did the Project receive from members of the public or civil society organisations during the reporting period? Summarise any issues raised in the complaints or grievances and explain how they were resolved:

Please summarise any meetings held with members of the public or public organisations during the report period:

Please summarise any information provided to members of the public and other stakeholders during the report period relating to environmental, social or safety issues:
Community Interaction and Development

Please summarise any social or community development initiatives in relation to the Project undertaken by the company during the reporting period:

EXHIBIT E — FORM OF COMPLIANCE CERTIFICATE
[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit
Subject:	Operation No. 41819 Supplementary Notice No.

Dear Sir/Madam:

1. Please refer to the revolving loan agreement dated [      ] (the “Loan Agreement”) between CHS Inc. (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”).

2. Expressions defined in the Loan Agreement shall bear the same meanings herein.

3. As required by Section 5.13(b) of the Loan Agreement, a review of the activities of the Borrower for the Financial Year ending       , 201       (the “Fiscal Period”) has been made under my supervision with a view to determine whether the Borrower has kept, observed, performed and fulfilled all of its obligations under the Loan Agreement and all other agreements and undertakings contemplated thereby, and to the best of my knowledge, and based upon such review, I certify that no event has occurred which constitutes, or which with the passage of time or service of notice, or both, would constitute an Event of Default, a Potential Event of Default or a Prepayment Trigger Event as defined in the Loan Agreement.

4. I further certify that the amounts set forth on the attachment, to the best of my knowledge accurately present amounts required to be calculated on a consolidated basis by financial covenants of the Loan Agreement as of the last day of the Fiscal Period (unless expressly specified herein).

Yours faithfully,

CHS INC.

By:	Chief Financial Officer

1 Each application must be numbered in series.

2 If the disbursement is required for a specific value date, this bracketed language may be deleted.

3 This date must not be earlier than 10 Business Days after the disbursement application is delivered to EBRD.

4 Delete if the proceeds of a Disbursement will be credited to a bank account of CHS Europe.

5 Name of bank in [      ].

6 Delete as appropriate.

7 As named in the Certificate of Incumbency and Authority

8 Designation may be changed by the Borrower at any time by providing a new Certificate of Incumbency and Authority to EBRD.

9 Delete if the proceeds of a Disbursement will be credited to a bank account of CHS Europe.

10 Name of bank in [      ].

11 Delete as appropriate.

12 As named in the Certificate of Incumbency and Authority

13 If you have not already done so, please provide a separate report detailing the circumstances of each fatality.

14 Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

15 Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.